UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 14, 2002

U.S. PLASTIC LUMBER CORP.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-23855 (Commission File Number)	87-0404343 ------------------------------ (IRS Employer Identification No.)

2300 W. Glades Road, Suite 440 W.

Boca Raton, Florida 33431

(Address of principal executive offices)

(561) 394-3511

(Registrant’s telephone number,
including area code)

Not Applicable

(Former name or former address,
if changed since last report)

FORWARD LOOKING STATEMENTS
Item 5. Other Events and Regulation FD Disclosure
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
CONSOLIDATED BALANCE SHEETS As of December 31, 2001 and 2000
CONSOLIDATED STATEMENTS OF OPERATIONS For the Years Ended December 31, 2001, 2000 and 1999
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY For the Years Ended December 31, 2001, 2000 and 1999
CONSOLIDATED STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2001, 2000 and 1999
U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
Principles of Consolidation
Use of Estimates
Reclassifications
Cash and Cash Equivalents
Inventories
Property, Plant and Equipment
Impairment of Long Lived Assets
Acquired Intangibles, Net
Other Assets
Revenue Recognition
Stock-Based Compensation
Income Taxes
Advertising Costs
Concentrations of Credit Risk
Fair Value of Financial Instruments
Earnings (Loss) Per Share
Comprehensive Income
Recent Accounting Pronouncements
2. Liquidity and Capital Resources
3. Purchase Agreement to Sell Clean Earth, Inc.
4. Acquisitions
5. Accounts Receivable, Net
6. Inventories
7. Property, Plant and Equipment, Net
8. Notes and Capital Leases Payable
9. Convertible Subordinated Debentures
10. Capital Stock
11. Restructuring and Asset Impairment Charges
12. Employee Benefit Plans
13. Income Taxes
14. Related Party Transactions
15. Commitment and Contingencies
Operating Leases
Employment Agreements
Legal Proceedings
Licensing Agreements
Loss Contingencies
16. Segment Reporting
17. Derivatives
18. Changes in Valuation Accounts
19. Quarterly Financial Data (Unaudited)
20. Adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”
Item 7. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
2nd AMENDMENT TO FORBEARANCE & MODIFICATION AGRMT
CONSENT OF KPMG LLP

     References to “USPL,” the “Company,” “we,” “us” and “our” in this current report refer to U.S. Plastic Lumber Corp. and its subsidiaries and predecessors unless the context of the description indicates otherwise.

FORWARD LOOKING STATEMENTS

      Certain statements and information included in this current report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this current report, the words or phrases “will”, “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimated”, “projected”, “intends to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to failure to comply with principal obligations and covenants in debt and other agreements, the ability to obtain adequate financing on commercially acceptable terms, economic conditions, changes in law or regulations, failure to comply with Nasdaq’s requirements for continued listing of our common stock, demand for our products and services, newly developing technologies, conflicts of interest in related party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition with entities with greater financial resources than those possessed by us, and stockholder dilution. Such factors could materially adversely affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed within this current report. Additional discussion of such factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in our filings with the Securities and Exchange Commission.

Item 5.	Other Events and Regulation FD Disclosure

Execution of Second Amendment to Forbearance and Modification Agreement Regarding Master Credit Facility

      We previously reported in current reports on Form 8-K that (i) on March 18, 2002, we entered into a Forbearance and Modification Agreement (“Forbearance Agreement”), dated as of February 28, 2002, with General Electric Capital Corporation and other participants in the master credit facility (“GE Lending Group”) and (ii) on June 5, 2002, we signed the First Amendment to the Forbearance Agreement, dated as of May 30, 2002, with the GE Lending Group. On July 12, 2002, we entered into the Second Amendment to the Forbearance Agreement (“Second Amendment”), dated as of June 14, 2002. The following summary of certain terms of the Second Amendment is qualified in its entirety by reference to the Second Amendment, attached to this current report on Form 8-K as Exhibit 10.1.

      The Second Amendment extended the forbearance period (the “Forbearance Period”) until the date that is 24 months following the date of the closing of the sale of Clean Earth, Inc., our subsidiary (“Clean Earth”), provided the closing of the sale of Clean Earth must occur no later than August 30, 2002.

      The Second Amendment amended and restated in its entirety the section “Post-Forbearance Period Payment Terms” of the Forbearance Agreement to provide that:

(i) on the expiration of the Forbearance Period, the then outstanding balance of our obligations under the master credit facility will be immediately due and payable in their entirety; and

(ii) if we refinance the new $10.0 million line of credit (“$10.0 million line of credit”) from the Bank of America, N.A. and other banks participating in our senior credit facility (“Senior Lenders”), upon completion of the sale of Clean Earth, the Forbearance Period will terminate concurrently with the closing of such refinancing of the $10.0 million line of credit, and we will be required to repay our obligations under the master credit facility by making monthly payments of principal and interest that are sufficient to fully amortize our then outstanding obligations over the remaining term that commences as of July 1, 2002 and continues through and includes June 30, 2007.

      Pursuant to the Second Amendment, we granted the GE Lending Group the first option to refinance the $10.0 million line of credit at any time following June 14, 2002.

      According to the Second Amendment, we agreed to make the second principal prepayment in an amount of $2.0 million to the GE Lending Group upon the earlier to occur of (i) the closing of the $10.0 million line of credit, (ii) our exercise of the option to purchase (“Purchase Option”) the real property located at 2600 W. Roosevelt Road, Chicago, Illinois (“Chicago Property”), or (iii) July 31, 2003. The Second Amendment stated that the forbearance fee of 2% of our outstanding obligations under the master credit facility as of the date of the sale of Clean Earth must be paid in full upon the earlier to occur of (i) the closing of our refinancing of the $10.0 million line of credit or (ii) the closing of our financing of the Chicago Property acquisition.

      Under the Forbearance Agreement, we granted the GE Lending Group the first option to finance our purchase of the Chicago Property, and agreed that, if the GE Lending Group exercises such financing option and we close on the Chicago property, the GE Lending Group will receive the first priority mortgage and security interest in the Chicago Property. Pursuant to the Second Amendment, we agreed that the first priority mortgage financing on the Chicago Property would not exceed the aggregate amount of $5.0 million, notwithstanding whether such financing is provided by the GE Lending Group or another third party lender.

      Under the Forbearance Agreement, we granted the second priority mortgage and security interest in the Chicago Property to the GE Lending Group, and the GE Lending Group agreed to release such second priority mortgage and security interest upon the satisfaction of certain conditions set forth in the Forbearance Agreement. The Second Amendment deleted the provisions regarding the GE Lending Group’s release of the second priority mortgage and security interest.

      Pursuant to the terms of the Second Amendment, we conveyed to the GE Lending Group a first priority lien and security interest in the Purchase Option as additional security for the repayment of our obligations under the master credit facility, subject to the release of such first priority lien and security interest by our Senior Lenders concurrently with the execution of the Second Amendment. The GE Lending Group agreed to release their first priority lien and security interest in the Purchase Option contemporaneously with our exercise of such option, provided that if we do not exercise the Purchase Option by May 1, 2003, then the Purchase Option will be deemed to have been transferred in its entirety, free and clear of any liens and security interests, to the GE Lending Group.

      Under the Second Amendment, events of default include, but are not limited, to the following:

(i) an occurrence of an event of default under the master credit facility;

(ii) a sale, lease, assignment or other disposition of assets (other than sales of inventory or collection of accounts receivable in the ordinary course of business), which, individually or in the aggregate, equals or exceeds $2.0 million, provided that the foregoing restriction does not apply to the sale of Clean Earth; and

(iii) our failure to:

•	perform all our obligations under the Forbearance Agreement, as amended;

•	obtain the subordination of the liens and security interests of subordinated lenders in our equipment to the first priority liens and security interests of the GE Lending Group, prior to or simultaneously with the closing of the $10.0 million line of credit no later than September 30, 2002;

•	effectuate the first priority lien and security interest grant in favor of the GE Lending Group with respect to our equipment prior to the closing of the $10.0 million line of credit no later than September 30, 2002;

•	exercise the Purchase Option no later than May 1, 2003;

•	grant a first and second priority mortgage and security interest in the Chicago Property in favor of the GE Lending Group no later than July 31, 2003;

•	close the sale of Clean Earth by August 30, 2002; and

•	obtain all required consents of our Senior Lenders to the transactions contemplated under the Forbearance Agreement, as amended by the Second Amendment.

      The Second Amendment will be effective upon our compliance with the following requirements:

(i) our payment of all attorneys’ fees incurred by the GE Lending Group in connection with the Forbearance Agreement, First Amendment to the Forbearance Agreement, and the Second Amendment;

(ii) our receipt of an appraisal and environmental report supporting a fair market value of the Chicago Property of not less than $10.0 million; and

(iii) our delivery to the GE Lending Group of the written acknowledgment of the current owner of the Chicago Property with respect to the assignment of the Purchase Option in favor of the GE Lending Group.

Adoption of Statement of Financial Accounting Standards No. 142

      In accordance with Statement of Financial Accounting Standards No. 142 entitled “Goodwill and Other Intangible Assets” paragraph 61, we are filing revised Consolidated Financial Statements and Notes to Consolidated Financial Statements to include supplemental disclosure requirements. The supplemental disclosure requirements can be found in Note 20 of the Notes to Consolidated Financial Statements. There were no other changes to the Consolidated Financial Statements or the Notes to Consolidated Financial Statements as filed in our Annual Report on Form 10-K on April 1, 2002.

      The following are the Consolidated Financial Statements and Notes to the Consolidated Financial Statements for the three years ended December 31, 1999, 2000, and 2001 and related Report of Independent Certified Public Accountants:

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

U.S. Plastic Lumber Corporation:

      We have audited the accompanying consolidated balance sheets of U.S. Plastic Lumber Corp. (a Nevada Corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Plastic Lumber Corp. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit and a working capital deficit of approximately $61.0 million and $60.5 million, respectively, and has not made its scheduled principal and interest payments on its Senior Credit Facility. The Company’s failure to make its principal and interest payments constitute an event of default that permits the lenders under the Senior Credit Facility to accelerate their maturity. The Company currently does not have the financial resources to repay its debt obligations as they become due. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

By:	/s/ KPMG LLP

KPMG LLP

Miami, Florida

March 29, 2002

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2001 and 2000

	2001	2000

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$911,531	$2,211,082
Accounts receivable (net)	37,316,243	43,763,378
Inventories	5,665,948	9,723,390
Prepaid expenses and other assets	2,351,467	2,542,126

Total current assets	46,245,189	58,239,976
Property, plant and equipment (net)	86,916,060	100,544,939
Assets held for sale	1,070,966	—
Acquired intangibles (net)	21,123,033	37,033,919
Other assets	6,313,907	4,592,125

Total assets	$161,669,155	$200,410,959

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$30,657,783	$27,958,413
Notes and capital leases payable, current portion	51,778,636	11,535,698
Accrued expenses	9,182,350	4,390,344
Restructuring accrual	1,274,654	1,149,431
Convertible subordinated debentures, net of unamortized discount	3,579,144	—
Convertible subordinated debentures — affiliates, net of unamortized discount	5,000,000	—
Other liabilities	5,297,635	2,240,721

Total current liabilities	106,770,202	47,274,607
Notes and capital leases payable, net of current portion	5,641,349	54,613,509
Other liabilities	324,485	571,382
Minority interest	165,010	196,383
Convertible subordinated debentures, net of unamortized discount	5,583,579	7,255,213
Convertible subordinated debentures — affiliates, net of unamortized discount	—	4,757,657

Total liabilities	118,484,625	114,668,751

STOCKHOLDERS’ EQUITY
Convertible preferred stock, par value $.001; authorized 5,000,000 shares; Series D 15%, issued and outstanding 1,187,285 in 2001 and 2000	1,187	1,187
Series E 10%, issued and outstanding 1,714,285 and 1,142,857 respectively	1,714	1,143
Common stock par value $.0001, authorized 100,000,000 shares; issued and outstanding 39,611,392 and 34,836,594 shares, respectively	3,961	3,484
Additional paid-in capital	104,176,557	97,195,416
Accumulated deficit	(60,998,889)	(11,459,022)

Total stockholders’ equity	43,184,530	85,742,208

Total liabilities and stockholders’ equity	$161,669,155	$200,410,959

See accompanying notes to consolidated financial statements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2001, 2000 and 1999

	2001	2000	1999

Sales, net	$174,050,099	$173,744,343	$138,544,512
Cost of goods sold	151,345,476	148,916,681	100,176,431
Inventory impairment	—	—	2,025,000

Gross profit	22,704,623	24,827,662	36,343,081
Selling, general and administrative expenses	32,320,985	27,509,565	20,539,660
Merger costs	—	—	1,845,000
Restructuring and asset impairment charges	24,993,522	3,184,926	3,720,000

Operating (loss) income	(34,609,884)	(5,866,829)	10,238,421
Interest and other (expense) income	(31,717)	215,083	106,275
Interest expense	12,840,349	7,037,457	5,464,880
Minority interest	31,373	53,782	—

(Loss) earnings before extraordinary item and income taxes	(47,450,577)	(12,635,421)	4,879,816
Provision for (benefit from) income taxes	712,358	(1,188,075)	1,731,000

(Loss) earnings before extraordinary item	(48,162,935)	(11,447,346)	3,148,816
Extraordinary loss on extinguishment of debt, net of taxes of $655,729.	—	(1,027,785)	—

Net (loss) earnings	(48,162,935)	(12,475,131)	3,148,816
Preferred stock dividend earned	(1,376,932)	(819,759)	(316,782)

Net (loss) earnings attributable to common stockholders	$(49,539,867)	$(13,294,890)	$2,832,034

Net (loss) earnings per common share — Basic:
(Loss) earnings before extraordinary item	$(1.34)	$(0.36)	$0.10
Loss on extinguishment of debt	$—	$(0.03)	$—

Net (loss) earnings per common share	$(1.34)	$(0.39)	$0.10

Net (loss) earnings per common share — Diluted:
(Loss) earnings before extraordinary item	$(1.34)	$(0.36)	$0.09
Loss on extinguishment of debt	$—	$(0.03)	$—

Net (loss) earnings per common share	$(1.34)	$(0.39)	$0.09

Weighted average common shares outstanding:
Basic	36,973,930	34,297,292	28,171,655

Diluted	36,973,930	34,297,292	30,199,499

See accompanying notes to consolidated financial statements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2001, 2000 and 1999

	Convertible
	Preferred Stock		Common Stock		Additional	Retained
					Paid-In	(Deficit)
	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance at December 31, 1998	382,709	$383	20,091,292	$2,009	$25,126,549	$(540,769)	$24,588,172
Business acquisitions and earnout agreements	—	—	4,074,711	407	19,380,593	—	19,381,000
Settlement of Historical Shareholders’ earnout agreement	—	—	—	—	5,166,005	—	5,166,005
Value of warrants issued on acquisitions	—	—	—	—	1,219,892	—	1,219,892
Exercise of options and warrants	—	—	761,226	76	3,009,100	—	3,009,176
Costs of issuing common and preferred shares	—	—	—	—	(1,978,509)	—	(1,978,509)
Private placement of common shares	—	—	4,090,171	409	26,573,681	—	26,574,090
Stock issued in conjunction with private placements	—	—	35,000	4	288,747	—	288,751
Stock & options issued in conjunction with debt agreement and subordinated debentures	—	—	10,000	1	516,733	—	516,734
Debenture proceeds allocated to 10% conversion discount	—	—	—	—	277,777	—	277,777
Other issuances	—	—	161,040	16	1,078,605	—	1,078,621
Distributions to sub S shareholders prior to pooling	—	—	—	—	—	(260,127)	(260,127)
Conversion of Preferred to Common	(407,742)	(408)	2,854,192	286	122	—	—
Preferred stock dividends	25,033	25	—	—	512,027	(512,052)	—
Net earnings	—	—	—	—	—	3,148,816	3,148,816

Balance at December 31, 1999	—	—	32,077,632	3,208	81,171,322	1,835,868	83,010,398
Business acquisitions and earnout agreements	—	—	835,209	84	1,755,332	—	1,755,416
Other issuances	—	—	50,334	5	194,709	—	194,714
Exercise of options and warrants	—	—	180,334	18	785,057	—	785,075
Costs of issuing common shares	—	—	—	—	(40,485)	—	(40,485)
Value of warrants issued with subordinated debentures	—	—	—	—	840,077	—	840,077
Private placement of preferred shares	2,330,142	2,330	—	—	6,153,171	—	6,155,501
Costs associated with issuance of preferred shares	—	—	—	—	(107,282)	—	(107,282)
Amortization of beneficial conversion feature — Series D preferred	—	—	—	—	617,465	(617,465)	—
Preferred dividends	—	—	—	—	—	(202,294)	(202,294)
Beneficial conversion features — subordinated debentures	—	—	—	—	270,946	—	270,946
Conversion of debentures and accrued Interest	—	—	1,693,085	169	6,544,942	—	6,545,111
Costs associated with debentures
Converted	—	—	—	—	(989,838)	—	(989,838)
Net loss	—	—	—	—	—	(12,475,131)	(12,475,131)

Balance at December 31, 2000	2,330,142	2,330	34,836,594	3,484	97,195,416	(11,459,022)	85,742,208
Settlement of Historical Shareholders’ earnout agreement	—	—	8,075	1	8,835	—	8,836
Exercise of options	—	—	21,200	2	7,978	—	7,980
Stock issued in conjunction with stock purchase agreement	—	—	200,000	20	286,740	—	286,760
Private placement of preferred shares	571,428	571	—	—	998,881	—	999,452
Private placement of common shares	—	—	2,286,381	229	1,751,771	—	1,752,000
Beneficial conversion features — subordinated debentures	—	—	—	—	1,277,439	—	1,277,439
Value of warrants issued with subordinated debentures	—	—	—	—	365,506	—	365,506
Conversion of debentures and accrued interest, net of costs	—	—	2,134,742	213	2,082,049	—	2,082,262
Other issuances of common stock	—	—	124,400	12	61,895	—	61,907
Value of other options and warrants issued	—	—	—	—	140,047	—	140,047
Preferred dividends	—	—	—	—	—	(1,376,932)	(1,376,932)
Net loss	—	—	—	—	—	(48,162,935)	(48,162,935)

Balance at December 31, 2001	2,901,570	$2,901	39,611,392	$3,961	$104,176,557	$(60,998,889)	$43,184,530

See accompanying notes to consolidated financial statements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2001, 2000 and 1999

	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) earnings	$(48,162,935)	$(12,475,131)	$3,148,816

Adjustments to reconcile net (loss) earnings to net cash provided by (used in) operating activities:
Depreciation	6,610,154	4,955,080	3,880,752
Amortization	2,016,055	1,908,719	2,491,769
Deferred income tax provision (benefit)	672,285	(2,062,184)	1,148,159
Amortization of deferred financing costs	1,947,660	342,743	1,442,646
Loss (gain) on sale of property, plant & equipment	309,177	(17,430)	—
Loss on early extinguishment of debt	—	1,683,514	—
Non cash restructuring charges and asset impairment charge	23,310,629	3,184,926	3,972,142
Beneficial conversion feature of convertible subordinated debentures	280,000	270,946	—
Amortization of discounts on convertible subordinated debentures	918,869	330,916	—
Provision for bad debt expense	4,240,155	1,766,109	621,755
Interest paid in kind	201,764	—	—
Non cash merger costs	—	—	1,461,766
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	2,206,980	(11,438,866)	(13,649,845)
Inventories	4,057,442	(1,991,917)	(3,276,013)
Prepaid expenses and other current assets	601,087	144,707	(769,129)
Other assets	(4,794,080)	(1,999,388)	60,432
Accounts payable	2,699,370	7,548,605	6,966,968
Accrued expenses	3,965,913	(165,194)	(1,449,962)
Other liabilities	2,903,867	329,338	(89,645)

Net cash provided by (used in) operating activities	3,984,392	(7,684,507)	5,960,611
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(3,388,361)	(24,808,163)	(31,909,978)
Cash paid for acquisitions, net of cash received	—	(62,297)	(15,098,104)
Proceeds from the sale of property, plant and equipment	359,136	534,893	—
Payments on non-compete agreements	—	—	(841,591)

Net cash used in investing activities	(3,029,225)	(24,335,567)	(47,849,673)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of warrants and options, net of issuance costs	7,980	744,590	1,924,381
Proceeds from the sale of common stock, net of issuance costs	1,735,119	—	25,206,612
Sale of preferred stock, net of issuance costs	999,452	6,045,889	—
Proceeds from sale of convertible debentures, net of issuance costs	4,000,000	7,500,000	2,500,000
Advances from (repayment to) affiliates, net	—	(1,000,000)	6,000,000
Proceeds from notes payable	—	61,610,619	23,128,118
Payment of deferred financing costs	(268,044)	—	(632,373)
Distributions to shareholders of pooled companies	—	—	(260,128)
Payments of notes payable and capital leases	(8,729,225)	(42,477,530)	(17,222,478)

Net cash (used in) provided by financing activities	(2,254,718)	32,423,568	40,644,132

Net change in cash and cash equivalents	(1,299,551)	403,494	(1,244,930)
Cash and cash equivalents, beginning of period	2,211,082	1,807,588	3,052,518

Cash and cash equivalents, end of period	$911,531	$2,211,082	$1,807,588

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$6,700,951	$5,994,687	$3,772,631
Income taxes	$40,073	$(98,202)	$704,453
Capitalized interest	—	$1,379,818	$236,115
Capitalized leases	—	1,832,657	77,801
Number of shares issued during the period for non-cash transactions:
Acquisitions and Clean Earth merger	8,075	835,209	4,074,711
Compensation — employees and directors	4,400	45,934	117,408
Litigation settlements	—	11,666	30,000
Conversion of debentures	2,134,742	1,693,085	—
Financing fees and other	320,000	—	107,082
Conversion of preferred stock	—	—	2,854,192

See accompanying notes to consolidated financial statements

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations and Summary of Significant Accounting Policies

     Nature of Operations

      U.S. Plastic Lumber Corp. and its subsidiaries (collectively the “Company”) are engaged in the manufacturing of recycled plastic lumber and other products and environmental remediation services, including recycling of soils which have been exposed to hydrocarbons and the beneficial reuse of dredge materials. The Company’s plastic lumber customers are located throughout the United States. The Company’s environmental remediation, dredge and soil recycling customers are located primarily in the Northeastern United States.

     Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of U.S. Plastic Lumber Corp. and its wholly-owned subsidiaries U.S. Plastic Lumber LTD, Eaglebrook Group, Inc., and Clean Earth, Inc. (“CEI”), as well as CEI’s wholly-owned subsidiaries: Clean Earth of Carteret, Inc. (“CEC”), Clean Earth of New Castle, Inc. (“CENC”), Clean Earth of Philadelphia, Inc. (“CEP”), Consolidated Technologies, Inc. (“CTI”), Integrated Technical Services, Inc. (“ITS”), Clean Earth of North Jersey, Inc. (“CENJ”), Barbella Environmental Technologies, Inc., (“BET”), Advanced Remediation and Disposal Technologies Delaware (“ARDT”), Allied Waste Services, Inc., Clean Earth of Maryland, Inc. and Clean Rock Properties, LTD. The accompanying consolidated financial statements also include the accounts of the joint venture between the Company and Interstate Industrial Corp., for which the Company held a 51.1% interest at December 31, 2001, 2000 and 1999. All significant intercompany balances and transactions have been eliminated in consolidation.

     Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications

      Where appropriate, certain amounts in 2000 and 1999 have been reclassified to conform to the 2001 presentation.

     Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Inventories

      Inventories are valued at the lower of cost or market, cost being determined by the first-in, first-out method.

     Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. Useful lives for certain machinery and equipment at CTI are based on the number of units of material to be processed, and depreciation for this

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

equipment is computed based on the number of units processed during the period. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renewals, improvements and betterments are capitalized. Leasehold improvements are amortized over the shorter of the underlying lease term or the asset’s useful life. Applicable interest charges incurred during the construction of new facilities are capitalized and amortized over the asset’s estimated useful lives.

      Property, plant and equipment held for sale amounting to $1,070,966 at December 31, 2001 is stated at net realizable value and is not being depreciated.

     Impairment of Long Lived Assets

      It is the Company’s policy to review the carrying value of acquired intangibles and property, plant and equipment based on an evaluation of such factors as the occurrence of a significant adverse event or changes in the environment in which the business operates. The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 121, “Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of.” This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. See note 11 for asset impairment charges for 2001, 2000 and 1999.

     Acquired Intangibles, Net

      Acquired intangibles were amortized on a straight-line basis as follows at December 31, 2001 and 2000:

	Useful
	Lives	2001	2000

Goodwill — acquisitions	20 years	$3,723,087	$13,872,583
Goodwill — acquisitions	25 years	—	5,457,264
Goodwill — acquisitions	40 years	10,831,355	10,831,355
Permits — acquired	25 years	9,453,813	10,575,891

		24,008,255	40,737,093
Less accumulated amortization		(2,885,222)	(3,703,174)

Acquired intangibles (net)		$21,123,033	$37,033,919

      The Company assesses the recoverability of acquired intangibles by determining whether the amortization of the balance over their remaining lives can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of acquired intangibles impairment, if any, would be measured based on the projected discounted future operating cash flows using a discount rate commensurate with the risk of the acquired intangibles. During 2001, the Company recorded approximately $14.6 million for acquired intangibles impairment (see note 11).

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Other Assets

      Other assets are summarized as follows at December 31, 2001 and 2000:

	2001	2000

Disposal permits and deferred site development costs, net	$2,222,924	$946,247
Deferred financing costs, net	1,531,173	864,721
Deferred convertible debenture issuance costs, net	228,415	47,434
Non compete agreements, net	441,507	608,654
Restricted cash	827,500	250,000
Deferred tax asset	—	672,285
Patents, net	624,256	644,482
Other	438,132	558,302

Total other assets	$6,313,907	$4,592,125

      In February of 2001 the Company entered into a five-year contract to recycle ash generated from a municipal incinerator. The Company incurred approximately $1.5 million in site development costs at its facilities to accommodate the work to be performed under this contract, and the costs are being amortized over the life of the contract.

      Prior to 1999, the Company incurred $2,165,397 of costs to permit and develop dredge material disposal sites in strip mines in Pennsylvania. Through 1999, these costs were being amortized over the estimated number of cubic yards of dredge material to be disposed of, which was 550,000 cubic yards. This resulted in amortization expense of $1,003,519 in 1999. Based on the success of the dredge disposal project through 1999, in 2000 the Company increased the estimated number of cubic yards over which the permit is being amortized to approximately 2,000,000 cubic yards, including ash material, to better reflect the expected work to be done under the permit. As a result, amortization in 2001 and 2000 was $205,056 and $68,588 respectively. Had the Company not changed the estimated units available for disposal in 2000, amortization expense related to this permit would have been $393,762 and $456,776 in 2001 and 2000, respectively.

      Non-compete agreements are being amortized over periods ranging from two to six years, resulting in amortization expense of $171,000 in 2001, $137,500 in 2000 and $39,600 in 1999. The $626,099 value assigned to the Trimax patents acquired in 1998 is being amortized over 12 years resulting in $52,873, $52,164, $50,269 of amortization expense in 2001, 2000 and 1999 respectively. The unamortized balance of the Trimax patents at December 31, 2001 was $445,793. During 2001 the Company incurred approximately $41,000 of expenses which were assigned to the value of various other patents held by the Company. The restricted cash of $827,500 pertains to certificates of deposit held as collateral for letters of credit and certain funds which are being held in escrow.

     Revenue Recognition

      Revenues from the Company’s plastic lumber division are recognized at the date the products are shipped and risk of ownership transfers to the buyer. Title passes to the customer upon shipment of goods. The Company generally does not accept returns or issue credits for damaged or defective goods if not notified by the customer within five days from the date of delivery. In the event that the Company accepts a claim from a customer, the Company has sole discretion with regard to replacing the goods, repairing the product or issuing a credit to the customer. The Company has a warranty policy for its plastic lumber products which includes a warranty period ranging from seven to fifty years, depending on the type of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

product, for structural damage. The Company’s liability for warranty claims is limited to the replacement of substitute product.

      Revenues from the environmental construction services companies are recognized on the percentage of completion method or as units are processed. Revenues from the environmental recycling facilities are recognized when material is treated. Under the percentage of completion method, contract revenue is recognized in the ratio of contract costs incurred to date to the estimated total costs to complete the project. Contract costs include all direct and indirect labor, material and equipment depreciation required to complete the contract. A liability is recorded for estimated losses, if any, on uncompleted contracts. Billings in excess of costs incurred and estimated profit recognized are included in other liabilities. Costs incurred and profits recognized in excess of billings on applicable contracts are included in accounts receivable.

      The following is a summary of the costs and estimated earnings on uncompleted contracts at December 31:

	2001	2000	1999

Costs incurred on uncompleted contracts	$30,383,561	$33,951,824	$18,697,161
Estimated profit	3,178,884	4,402,705	4,520,207

Total included in sales	33,562,445	38,354,529	23,217,368
Less billings to date	(30,353,580)	(34,101,682)	(21,387,899)

Costs and estimated profits in excess of billings	$3,208,865	$4,252,847	$1,829,469

      In accordance with industry practice, the Company classifies as current all assets and liabilities related to the performance of long-term contracts. The contracting cycle for certain long-term contracts may extend beyond one year and, accordingly, collection or payment of amounts related to these contracts may extend beyond one year. Also included within accounts receivable are unbilled revenues which represent revenue earned for work completed in accordance with contract provisions.

     Stock-Based Compensation

      The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” In accounting for stock-based transactions with nonemployees, the Company records the fair value of these instruments as compensation expense when these types of instruments are issued. As permitted by SFAS No. 123, the Company accounts for stock-based compensation granted to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”

     Income Taxes

      The Company provides for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.

     Advertising Costs

      Advertising production costs are expensed the first time the advertisement is run. Media (TV and print) placement costs are expensed in the month the advertising appears. Advertising costs charged to operations were $1,817,001, $3,550,671 and $391,581 in 2001, 2000 and 1999, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables. The Company maintains its cash and cash equivalents with various financial institutions which are primarily located in the Eastern United States. At December 31, 2001, the Company had bank balances of approximately $215,285 in excess of amounts insured by federal deposit insurance. Trade receivables are concentrated primarily in the Northeastern United States. The Company does not normally require collateral from its customers. The Company is not dependent upon a single customer or a few customers for either segment of its business. No single customer accounts for sales equal to or greater than 10% of the Company’s consolidated revenues for the years ended December 31, 2001, 2000 and 1999.

     Fair Value of Financial Instruments

      Financial instruments include cash and cash equivalents, receivables, accounts payable, accrued expenses, notes payable and convertible subordinated debentures. The carrying amounts reported in the consolidated balance sheet for these financial instruments approximate their fair value. For certain instruments, including cash and cash equivalents, trade accounts receivable, accounts payable and accrued expenses, the carrying amount approximates fair value due to their short maturity.

     Earnings (Loss) Per Share

      Basic earnings or loss per share is computed by dividing net earnings or loss attributable to common stockholders by the weighted average number of shares outstanding during the year. Diluted earnings or loss per share attributable to common stockholders further considers the impact of dilutive common stock equivalents. Diluted loss per share is equal to basic loss per share for 2001 and 2000 because the effect of the additional shares which would be issued assuming conversion of the convertible debentures, convertible preferred stock and the outstanding common stock options and warrants are anti-dilutive for the aforementioned years. Common shares which would be issued assuming conversion of the convertible debentures, convertible preferred stock and common stock options and warrants total 16,009,575 and 13,284,796 for 2001 and 2000 respectively.

      The following is a reconciliation of the numerator (net earnings) and the denominator (common shares outstanding) of the basic and diluted per share computations for 1999):

	Net
	Earnings	Shares	Amount

BASIC EPS
Net earnings available to common shareholders	$2,832,034	28,171,655	$.10
EFFECT OF DILUTIVE SECURITIES
Stock options	—	2,027,844	(.01)

DILUTED EPS	$2,832,034	30,199,499	$.09

      Common shares assumable in connection with convertible debentures and convertible preferred stock total 6,832,329 for 1999. These shares were not included in the computation of diluted EPS in 1999 because their effect is anti-dilutive.

     Comprehensive Income

      During the years ended December 31, 2001, 2000 and 1999 the Company did not have any changes in its stockholders equity resulting from non-owner sources. Accordingly, comprehensive income was equal to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the net income/loss amounts presented in the statements of operations. See note 17 for further information.

     Recent Accounting Pronouncements

      In June, 1998 the Financial Accounting Standards Board (“FASB”) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, which establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement became effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative-effect loss of $453,615 in accumulated other comprehensive income to recognize at fair value two interest-rate swap derivatives that are designated as a cash-flow hedging instruments. As of September 30, 2001, the net-of-tax fair value of these derivatives carried as a component of other comprehensive loss was $1,123,891. In December of 2001, the Company received notice from the banks that they were exercising their rights to terminate the interest rate swap agreements due to the Company’s failure to comply with the terms of the Senior Credit Facility. In accordance with the termination notice, the banks demanded compensation for their costs of liquidating their corresponding derivative obligations in the amount of $1,080,249. The Company accrued this amount as interest expense in 2001 and reversed the amounts included within other comprehensive loss in connection with the fair value of the interest rate swap derivatives. As a result of the termination of the interest swap agreements in 2001, comprehensive income for the twelve months ended December 31, 2001 was equal to the net income/loss amounts presented in the accompanying consolidated statements of operations.

      In July 2001, the FASB issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121.

      The Company adopted the provisions of SFAS No. 141 during 2001 and adopted the provisions SFAS No. 142 on January 1, 2002. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 continued to be amortized prior to the adoption of SFAS No. 142.

      SFAS No. 141 requires upon adoption of SFAS No. 142 that the Company evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. SFAS No. 142 requires the Company to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company is required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

      In connection with the transitional goodwill impairment evaluation, SFAS No. 142 requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company has up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which would be measured as of the date of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company’s statement of operations.

      At December 31, 2001, the Company has approximately $13.0 million of unamortized goodwill and an unamortized permit in the amount of approximately $8.1 million, which was acquired in a purchase business combination by our environmental recycling division in 1999, which will be subject to the transition provisions of SFAS No. 141 and 142. The Company recorded amortization expense of $1,397,000, $1,665,000 and $1,399,000 pertaining to this goodwill and permit in 2001, 2000 and 1999 respectively. The Company is currently evaluating the effect that the adoption of SFAS No. 142 may have on its consolidated results of operation and financial position. Although the Company’s analysis is not yet complete, management believes that it has identified all of the existing intangibles other than goodwill that have been acquired in prior purchase business combinations in order to make the necessary reclassifications required by the new standard. The Company is currently evaluating the effect that the adoption of SFAS No. 142 may have upon the Company’s results of operations and financial condition.

      Also, in July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. That standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity will capitalize a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002, with earlier adoption permitted. The Company is currently evaluating the effect that the adoption of SFAS No. 143 may have on its consolidated results of operation and financial position.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, it retains many of the fundamental provisions of SFAS No. 121. SFAS No. 144 also supersedes the accounting and reporting provisions of Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. However, it retains the requirement in APB Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. The Company adopted the provisions of SFAS No. 144 on January 1, 2002.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Liquidity and Capital Resources

      The Company’s liquidity and ability to meet its financial obligations and maintain its current operations in 2002 and beyond will be dependent on, among other things, its ability to refinance its Senior Credit Facility, its ability to meet its payment obligations under, achieve and maintain compliance with the financial covenants in all of its debt agreements and to provide financing for working capital.

      The Company is highly leveraged, and during 2000 and 2001 incurred substantial losses from operations, primarily resulting from the significant expenses incurred in its plastic lumber division. The Company’s accumulated deficit and working capital deficit totaled approximately $61.0 million and $60.5 million respectively as of December 31, 2001. The Company’s obligations to make payments under, achieve and maintain compliance with the covenants in its Senior Credit Facility and Master Credit Facility are material financial commitments.

      On September 28, 2001, the Company notified all of the banks which participate in its Senior Credit Facility that due to lower than expected sales at the Company’s plastic lumber division the Company would not make the $2.5 million term loan payment due September 30, 2001. In addition, the Company was not in compliance with some of the covenants under its Senior Credit Facility as of September 30, 2001. Substantially all of the assets of the Company have been pledged as collateral with respect to the Senior Credit Facility. Effective November 14, 2001, the Company entered into a forbearance agreement with the participating banks whereby the lenders under the Senior Credit Facility agreed to accept interest only payments from the Company and allowed it to defer the September 30, and December 31, 2001 principal payments until the earlier of February 28, 2002 or the sale of some of its assets. Pursuant to the terms of the forbearance agreement, the lenders also agreed not to take any action against the Company with respect to covenant violations as of September 30 and December 31, 2001. The forbearance period terminated on February 28, 2002. As of February 28, 2002 the Company did not make the required principal payments under the forbearance agreement that were originally due September 30, and December 31, 2001 in the amount of $2.5 million each. The Company also did not make the required interest payments of approximately $215,000 and $197,000 due January 31, and February 28, 2002 respectively. In addition, on March 11, 2002 the Company informed the lenders under the Senior Credit Facility that it could not make the $2.5 million principal payment due March 31, 2002. The Company also has an additional $2.5 million principal payment due June 30, 2002 and the outstanding balance of the Senior Credit Facility is due in its entirety on July 1, 2002. At December 31, 2001, amounts outstanding under the Senior Credit Facility totaled approximately $39.9 million, including accrued interest, fees and penalties.

      The Company is negotiating with the senior lenders under the Senior Credit Facility for an extension of the forbearance period in connection with its failure to make its September 30, and December 31, 2001 principal payments on February 28, 2002, its interest payments due January 31, and February 28, 2002 and the $2.5 million principal payment due March 31, 2002. Although the failure to make these principal and interest payments constitute events of default under the Senior Credit Facility and the forbearance agreement, the lenders that are party to the Senior Credit Facility have yet to take any action against the Company, including declaration of default. The Company believes that if it could obtain an extension of the forbearance period, it may provide the Company with sufficient time to sell certain assets or find an alternative means to refinance the Senior Credit Facility. In the event that the necessary waiver and forbearance are not obtained or future principal and interest payments cannot be made, the lenders under the Senior Credit Facility can demand immediate repayment from the Company of the outstanding balance on the Senior Credit Facility.

      On January 3, 2002, the Company notified all of the participants in its Master Credit Facility with GE Capital Corporation that it would not be making any further principal payments until at least April of 2002. In addition, the Company did not make the term payment of $1.7 million due January 2, 2002 and,

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as of September 30, and December 31, 2001, was not in compliance with the tangible net worth covenant under the Master Credit Facility. On February 28, 2002 the Company, GE Capital Corp. and the other participants in the Master Credit Facility agreed to and signed a Forbearance and Modification Agreement which restructures the Master Credit Facility by allowing the Company to defer principal payments until April 1, 2002 while continuing to make interest payments and providing a waiver of the September 30, and December 31, covenant violations. In accordance with the agreement, the Company will be required to make a $500,000 principal payment upon the proposed sale of Clean Earth, Inc., if it takes place. In addition, the Company will be required to make a $2 million prepayment on the Master Credit Facility upon the earlier of (i) the Company’s obtaining a new revolving credit facility with availability of at least $10 million to replace its existing revolving credit facility; (ii) the Company’s exercising the purchase option on, and subsequently obtaining a mortgage against, its Chicago property; or (iii) September 30, 2002. The Forbearance and Modification Agreement also re-sets the minimum tangible net worth covenant for March 31, 2002 and adds new covenants for minimum levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”) commencing March 31, 2002 if the proposed sale of Clean Earth (see note 3) does not take place, or June 30, 2002 if the proposed sale does take place. It also requires the Company, under certain circumstances, to grant additional security interest to GE Capital Corp. and to the other participants in the Master Credit Facility for some of the Company’s property, plant and equipment that these lenders currently have no security interest in.

      Pursuant to this agreement, commencing on September 1, 2002, the Master Credit Facility will be restructured to a 48-month term. The Company will be required to pay a forbearance fee in connection with the Forbearance and Modification Agreement in an amount equal to 1% of our obligations under the Master Credit Facility outstanding as of the date of the proposed sale of Clean Earth. This forbearance fee will be immediately due and payable if the closing of the proposed sale of Clean Earth does not occur by June 1, 2002.

      The Master Credit Facility also contains a provision whereby an event which would accelerate payment terms of the Company’s Senior Credit Facility would also accelerate the payment terms of the Master Credit Facility to the same due date as the Senior Credit Facility. The Senior Credit Facility has a similar provision with respect to the Master Credit Facility. At December 31, 2001, amounts outstanding under the Master Credit Facility totaled approximately $11.4 million. In addition, defaults under these lending agreements cause defaults, pursuant to cross default provisions, of the Company’s other agreements, including, but not limited to, other lending agreements, debenture agreements, lease agreements and others.

      The Company is also required to retire its $4.0 million convertible debenture issued to Halifax Fund, L.P., as well as the $5.0 million convertible debenture payable to Stout Partnership, the Company’s largest stockholder, on or before July 1, 2002. Several members of the Company’s board of directors and a member of its management are affiliated with Stout Partnership. In addition, the $4.0 million convertible debenture contains a provision which provides that the sale or transfer by the Company of substantially all of its assets gives the holder an option to consider the debenture immediately due and payable and require the Company to redeem this debenture at a redemption price equal to 100% of the outstanding principal amount of the debenture or at a premium. The holder of a significant portion of the Company’s convertible debentures has a second lien on substantially all of the assets of the Company. The Forbearance and Modification Agreement to the Master Credit Facility prohibits the Company from making any payments of principal, interest or any other amounts due and owing to Halifax Fund, L.P., other than the payment of Halifax’ $4.0 million debenture, Stout Partnership or any future subordinated lender for one year from the date of the closing of the proposed sale of Clean Earth, if consummated, unless an equal payment, in addition to all currently scheduled principal and interest payments, is paid to the participants in the Master Credit Facility.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company currently does not have the financial resources to repay its debt obligations under the Senior Credit Facility, Master Credit Facility, $4 million convertible debenture and the $5 million convertible debenture as they become due or in the event that current or future events of default are not waived in writing and such debt is immediately due without obtaining new debt and/or equity capital, negotiating different payment terms and/or selling some of its assets. The Company’s current and past failures to comply with the terms of its Senior Credit Facility and Master Credit Facility, as well as the related forbearance agreement and other debt obligations, and the material financial obligations currently contained in its Senior Credit Facility and Master Credit Facility have a material adverse effect upon the Company’s liquidity and capital resources and raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      On December 29, 2001 the Company entered into an agreement to sell 100% of the capital stock of Clean Earth, Inc. to a newly created corporation owned by Founders Equity, Inc. See note 3 for further information on the proposed sale of Clean Earth, Inc. No assurances can be given that the Company will be able to close this transaction or that the Company will be successful in selling Clean Earth, Inc. at all in the event this transaction is not consummated. If the Company is successful in completing the sale transaction as described in note 3, it will pay down its entire Senior Credit Facility, as well as the $4.0 million convertible debenture that requires redemption upon the sale of substantially all of the Company’s assets. The Company believes that it will have the available cash necessary to retire this debenture in its entirety if this transaction take place. While there can be no assurances, the Company believes that this sale transaction, if consummated, would be a critical catalyst in allowing the Company to reorganize its capital structure and cure its liquidity crisis.

      If the Company is not successful in completing the sale transaction described in note 3, it will be required to seek other alternatives for refinancing its capital structure which could include raising additional equity, selling some of its assets or restructuring the Senior Credit Facility. There can be no assurances that this course of action will be successful. The Company’s failure to refinance its capital structure would require the Company to significantly curtail its operations. In this event, the Company may be forced to seek protection under the Bankruptcy Code or it may be forced into a bankruptcy proceeding by these lenders.

3.     Purchase Agreement to Sell Clean Earth, Inc.

      On December 29, 2001 the Company entered into a purchase agreement, subsequently amended on February 12, 2002, and again on March 5, 2002, to sell 100% of the capital stock of Clean Earth, Inc. (“CEI”) to New CEI Inc., a newly created Delaware corporation owned by affiliates of Founders Equity, Inc., an investment group headquartered in New York, New York (“Founders”), subject to approval of the Company’s shareholders. No assurances can be given that the Company will be able to close this transaction or that the Company will be successful in selling CEI at all in the event the sale to New CEI, Inc. is not consummated.

      Under the terms of the purchase agreement, the purchase price will consist of:

•	$45.0 million, of which $44.0 million will be payable at the closing and $1.0 million will be held in escrow pending the outcome of several purchase price adjustments pursuant to the terms of the Purchase Agreement; and

•	45,000 shares of the Junior Preferred Stock of New CEI, Inc. The Junior Preferred Stock is redeemable upon the earlier of (i) the tenth anniversary of the issuance of the Junior Preferred Stock, (ii) a change of control event, or (iii) a registered offering of New CEI’s securities that

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

results in gross proceeds of at least $25.0 million. The Junior Preferred Stock will be subordinate to the senior debt of New CEI and the other outstanding preferred stock of New CEI.

      Additional adjustments to the purchase price will be made if the $1.0 million escrow is not sufficient to cover the adjustments related to debt and other obligations outstanding and non-cash working capital. The adjustments, if any, for a shortfall of escrow in excess of $1.0 million related to debt and other obligations outstanding and non-cash working capital will result in a reduction in the Junior Preferred Stock the Company will receive from New CEI by 0.02% for each $1,000 of the shortfall.

      In addition, there may be additional adjustments to the cash portion of the purchase price based upon a final audited balance sheet to be delivered after the closing if the amount of outstanding debt and other obligations and non-cash working capital set forth on the final audited balance sheet differ from the amounts of such items set forth on the unaudited balance sheet on the closing date. The $1.0 million escrow will be distributed among the parties accordingly. If on the closing date, there are any obligations of CEI or any subsidiary of CEI that an obligee would have the right to accelerate the date of payment of such obligation of CEI or its subsidiary (a “Clean Earth Defaulted Obligation”), the cash portion of the purchase price will be reduced by the amount of the accelerated portion of the Clean Earth Defaulted Obligation less the amount by which such acceleration has resulted in the reduction of the cash portion of the purchase price pursuant to the foregoing adjustments pertaining to working capital and retention of debt.

      If New CEI has received the mezzanine financing of at least $8.0 million but less than $10.0 million by or at the closing, the cash portion of the purchase price will be reduced by the amount by which the amount of the mezzanine financing is less than $10.0 million, but such reduction will not, unless we, in our sole discretion, agree otherwise, cause the closing date cash payment to be less than $43.5 million.

      In addition, the receivables pursuant to (i) the Company’s ownership interest in the joint venture between Interstate Industrial Corp. and the Company (ii) the Quakertown Foundry Site Agreement between Integrated Technical Services, a subsidiary of CEI, and the Pennsylvania Department of Environmental Protection were not included as part of the purchase agreement. The net book value of these receivables were approximately $1,640,000 as of December of 2001.

      The sale of CEI was approved by the Company’s board of directors on December 31, 2001. On March 19, 2002, a special meeting of the Company’s stockholders was held whereby the stockholders approved the purchase agreement. The shareholder approval obtained on March 19, 2002 was only applicable to the specific purchase agreement with Founders and did not authorize the Company’s management or board of directors to pursue alternative plans for the sale or disposal of CEI.

      The terms of the purchase agreement, as amended, provide for significant preconditions to the purchaser’s obligation to close the transaction. These preconditions include, but are not limited to, requirements that the purchaser obtain $32.0 million of senior debt and $10.0 million of mezzanine financing prior to closing the transaction. The Company cannot predict the date as to when all of these preconditions will be met or whether they will be met at all. On March 5, 2002 the agreement, which had been terminated by a letter from Founders dated March 4, 2002, was reinstated and amended to allow Founders additional time to meet all of the preconditions to closing the transaction, and to extend the date for which either party to the transaction could terminate the agreement from March 31, 2002 to April 21, 2002.

      Because the purchaser has not met all of these preconditions, and since the shareholder approval was only applicable to the specific purchase agreement, the Company did not account for CEI as a discontinued operation in the accompanying consolidated financial statements. The Company is currently working with the purchaser to close this transaction prior to April 21, 2002.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Acquisitions

     1999 Acquisitions Purchase Transactions

      On March 23, 1999, the Company acquired all of the stock of Brass Investment Co. (“Brass”) and its wholly owned subsidiaries Soil Remediation of Philadelphia (“SRP”) and Allied Waste, Inc. (“AWI”). SRP operates a soil remediation facility in Philadelphia, PA. AWI provides environmental services. The Company entered into a Management Contract taking over all responsibility for day to day management and financial control of SRP and AWI as of January 7, 1999 and entitling the Company to all net profits or losses after January 4, 1999.

      On January 28, 1999, the Company acquired 100% of the stock of Eaglebrook Plastics, Inc. and Eaglebrook Products, Inc. (collectively “Eaglebrook”), a plastic recycling and plastic lumber manufacturing company located in Chicago, IL. The Company is leasing the 300,000 square foot Chicago facility from the sellers for ten years at a monthly rental of $39,181 with an option to purchase the facility for $3,000,000. The Company intends to purchase the Chicago facility and has recorded the appraised value of the land and building in property and equipment and the applicable lease payments and the option price in notes and capital leases payable.

      On April 1, 1999, the Company signed a Management Contract with Brigadoon Industries, Inc., (“Brigadoon”) taking over all responsibility for day-to-day management and financial control as of that date and entitling the Company to all net profits or losses after April 1, 1999. Brigadoon manufactures corner boards from recycled plastic for use by the packaging industry. The Company acquired 100% of the stock of Brigadoon on June 30, 1999. The Company also purchased a 140,000 sq. ft. facility situated on approximately 39 acres in Ocala, Florida. The Ocala plant will house expanded operations of Brigadoon plus a large number of new extruders to manufacture other products for the plastic lumber division.

      The $41,965,833 total purchase price for all of the 1999 acquisitions consisted of 4,244,525 shares of the Company’s common stock valued at an aggregate of $19,343,714, cash payments of $14,800,000 and issuance of debt totaling $5,763,494, costs totaling $838,733 and $1,219,892 assigned to warrants granted to a former owner. Several of the acquisitions included non compete agreements, stock options and earnout provisions based on achieving specified profitability levels for key employees and former owners. The earnout provisions were payable entirely in the form of the Company’s common stock. No shares were issued under the earnout provisions in 2000. At December 31, 2000 all of the Company’s obligations related to the earnout provisions have been satisfied and there are no outstanding liabilities related to the earnout agreements. A summary of the allocation of the $41,965,833 aggregate purchase price of the 1999 acquisitions to the net assets acquired follows:

Working capital (deficit)	$(9,296,459)
Long-term assets	29,517,927
Deferred tax liabilities	(2,655,384)
Acquired intangibles	24,399,749

Aggregate purchase price	$41,965,833

      All of the aforementioned acquisitions in 1999 have been accounted for as purchases. Accordingly, the results of operations of the purchased companies are included in the consolidated financial statements for periods subsequent to the date of acquisition or the date management obtained day-to-day management and financial control. The excess of the aggregate purchase price over the estimated fair value of the net assets acquired in all of the acquisitions has been recorded as acquired intangibles. The acquired intangibles are being amortized on a straight-line basis over periods of twenty to forty years.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The unaudited pro forma combined results of operations of the Company and all of its subsidiaries for the year ended December 31, 1999, after giving effect to certain pro forma adjustments as if the acquisitions had taken place on January 1, 1998, are as follows:

1999

Net sales	$141,401,003

Net income (loss)	$3,117,343

Net income (loss) attributable to common stockholders	$2,800,561

Net income (loss) per share — diluted	$0.09

Weighted average shares used in computation	30,467,766

      The foregoing unaudited pro forma results of operations reflect adjustments for amortization of goodwill, depreciation on re-valued buildings and equipment and interest on cash paid to the sellers. Per share amounts are calculated after preferred dividends are subtracted from net income. They do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred at January 1, 1998 or of future results of operations of the consolidated entities.

     Pooling Transactions

      On June 25, 1999, the Company acquired 100% of the stock of Barbella Environmental Technology, Inc. (“Barbella”), an environmental remediation and construction service company located in Somerville, New Jersey, for 810,000 shares of the Company’s common stock. The Company incurred merger costs totaling $595,000 in the Barbella transaction which were charged to expenses in the second quarter of 1999. On September 28, 1999, the Company acquired 100% of the stock of Eureka Plastics of California, Inc. (“Eureka”), and Ecosource Corporation (“Ecosource”), for 236,600 and 392,000 shares respectively of the Company’s common stock, in unrelated transactions. Both of these companies recycle and process plastics in Southern California. The Company incurred $810,000 of costs related to these mergers that were written off in the third quarter of 1999. On December 14, 1999, the Company acquired 100% of the stock of Clean Rock Industries, Inc. and Clean Rock Properties, Ltd. (collectively “Clean Rock”), for 422,164 shares of the Company’s common stock. Clean Rock Industries, Inc. is a soil recycling facility located in Hagerstown, Maryland. Clean Rock Properties, Ltd. is a holding company that owns the real estate upon which this business operates. The Company incurred $440,000 of costs related to the Clean Rock merger which were charged to expense in the fourth quarter of 1999.

      The Company has accounted for each of the Barbella, Eureka, Ecosource and Clean Rock transactions as a pooling of interests. Accordingly, the accompanying financial statements include the applicable amounts for the pooled companies as if the acquisitions had taken place on January 1, 1998. Following is a summary of the amounts included in the accompanying statements of operations for the year ended December 31, 1999 for all of the pooled companies:

1999

Net sales	$34,480,025
Net income	1,747,110
Net income per share	$.06

      The statement of stockholders’ equity was also restated to include $850,523 of retained earnings and $457,302 of additional paid in capital for all of the pooled companies as of January 1, 1998. The Company had no inter-company transactions with the pooled entities prior to their acquisition.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     2000 Acquisitions

      On February 10, 2000, the Company acquired certain assets and certain liabilities of Baron Enterprises, Inc. (“Baron”), a manufacturer of plastic slip and tier sheets used in handling freight. Baron operates facilities in Denver, CO and Reidsville, NC. Both plants manufacture tier and slip sheets that are similar to products manufactured in the Company’s Chicago facility. The acquisition was accounted for as a purchase. Accordingly the $1,635,147 excess of the purchase price over the value of the net tangible assets acquired is included in acquired intangibles as of December 31, 2000.

      The $2,105,000 purchase price of the Baron acquisition consisted of 202,376 shares of the Company’s common stock valued at an aggregate of $1,800,000 and acquisition related costs of $305,000.

      A summary of the allocation of the purchase price of the Baron acquisition to the net assets acquired follows:

Working capital	$1,540,072
Long-term assets	3,096,778
Long-term debt	(4,166,997)
Acquired intangibles	1,635,147

Aggregate purchase price	$2,105,000

      The unaudited pro forma combined results of operations of the Company and all of its subsidiaries for the years ended December 31, 2000 and 1999 after giving effect to certain pro forma adjustments as if the Baron acquisition had taken place on January 1, 1999, are as follows:

	2000	1999

Net sales	$175,226,924	$153,913,003
Net (loss) income	$(12,653,499)	$1,973,498
Net (loss) income attributable to common stockholders	$(13,473,255)	$1,656,716
Net (loss) income per share — diluted	$(.39)	$.05
Weighted average shares used in computation	34,319,470	30,670,142

      The foregoing unaudited pro forma results of operations reflect adjustments for amortization of goodwill, depreciation on re-valued buildings and equipment and interest on cash paid to the sellers. Per share amounts are calculated after preferred dividends are subtracted from net income. They do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred at January 1, 1999 or of future results of operations of the consolidated entities.

5.     Accounts Receivable, Net

      Accounts receivable consist of the following at December 31, 2001 and 2000:

	2001	2000

Trade receivables	$26,814,035	$29,679,374
Unbilled receivables related to long-term contracts	8,471,782	8,749,307
Costs and estimated profits in excess of billings	3,208,865	4,252,847
Retainage	3,992,284	3,457,329
Allowance for doubtful accounts	(5,170,723)	(2,375,479)

Accounts receivable (net)	$37,316,243	$43,763,378

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In 1999 and 2000 the Company’s environmental recycling division was involved in a project with the Pennsylvania Department of Environmental Protection (“PaDEP”) in which work was performed beyond the original scope of the project. The additional work was required in order to meet the objectives of the project, which were mutually agreed upon by the PaDEP and the Company, and to avoid further consequential damages. When the project was completed, the Company put in a claim to PaDEP for approximately $6.7 million as compensation for this additional work, an amount which was disputed by PaDEP. The Company retained outside counsel and two independent consulting firms with experience in these matters to represent it, and at December 31, 2000 had a receivable balance of approximately $4.2 million in connection with this claim, of which approximately $3.8 million was included in unbilled receivables related to long term contracts, and approximately $400,000 was included in trade receivables. This amount was based on management’s expectation of recovery of the extra costs, as well as the advice of outside counsel as to what the Company was likely to recover upon completion of the dispute resolution process. On July 19, 2001 PaDEP offered to pay the Company approximately $284,000 in full and complete settlement of this claim. The Company rejected this offer and demanded a pre-settlement hearing on this matter, which took place on November 19, 2001. On January 4, 2002 PaDEP rendered a pre-settlement hearing decision and recommended a payment to the Company of approximately $1 million. Because the Company strongly believes in the merits of its claim and its ability to support it with the appropriate facts, documentation and expert opinions, the Company also rejected this offer and proceeded with the next step in the dispute resolution process, which is a formal hearing with the Board of Claims for Pennsylvania. As discussed in note 3, on December 29, 2001 the Company entered into an agreement to sell Clean Earth, Inc. Under the terms of the proposed agreement the Company retained all of the rights to this claim for payment. While the Company believes the expertise of the necessary personnel from Clean Earth will be available to the Company in any future litigation with respect to this matter, there can be no assurances the Company will have access to this important resource. While the Company has every intention of pursuing this claim for the full amount, the Company decided to establish an allowance for this receivable for the difference between the amount offered in the January 4, 2002 decision and the carrying amount, resulting in a $3,180,000 charge to bad debt expense at December 31, 2001.

      With the exception of payments due under long-term contracts, as discussed in the Revenue Recognition section of Note 1, the Company believes that all receivables included in the table above are collectible within one year.

6.     Inventories

      Inventories consist of the following at December 31, 2001 and 2000:

	2001	2000

Raw materials	$1,458,328	$5,626,356
Finished goods	4,207,620	4,097,034

Inventories	$5,665,948	$9,723,390

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     Property, Plant and Equipment, Net

      Property, plant and equipment consist of the following at December 31, 2001 and 2000:

	Useful Lives	2001	2000

Land		$6,257,500	$6,257,500
Buildings	30 to 40 years	24,875,101	21,460,673
Machinery and equipment in use	5 to 20 years	67,944,205	69,427,149
Leasehold improvements	Life of lease	4,062,217	5,486,112
Furniture and office equipment	5 to 7 years	2,289,843	2,364,176
Construction in progress		4,066,672	11,841,860

		109,495,538	116,837,470
Less accumulated depreciation		(22,579,478)	(16,292,531)

Property, plant and equipment (net)		$86,916,060	$100,544,939

8.     Notes and Capital Leases Payable

      Notes payable and capital leases consist of the following at December 31, 2001 and 2000:

	2001	2000

Revolving credit line under the Senior Credit Facility with interest payments monthly at prime plus 3.5% collateralized by accounts receivable, inventory and equipment of certain subsidiaries of the company	12,400,000	14,900,000
Term loan under the Senior Credit Facility with quarterly installments of $1,250,000 through June 30, 2001, quarterly installments of $2,500,000 through March 31, 2002, and the remainder due July 2, 2002, with monthly interest payments at prime plus 3.5% collateralized by substantially all the assets of certain subsidiaries of the company	25,000,000	27,500,000
Equipment term loans under the Master Credit Facility due in monthly installments of approximately $250,000 through June 2006 bearing interest at LIBOR plus 3.5%	11,356,490	13,514,733
Low interest bearing money purchase mortgage note payable in monthly installments of $18,939 through December 31, 2009 including interest imputed at 8.5%, collateralized by the CENJ facility	1,325,399	1,426,229
Real estate loan payable in monthly installments of approximately $14,720 through June 1, 2009 bearing interest at .50% over prime, collateralized by the CEP facility	1,000,817	1,093,559
Notes payable to government agency, payable in monthly installments totaling $9,505 through July 1, 2003, including interest at 5% to 5.5%	172,671	285,665
Capital lease payable on real estate in monthly installments of $41,566 through January 31, 2009 bearing interest of 10% collateralized by Chicago facility	3,000,000	3,000,000
Note payable assumed in acquisition of Brass payable in annual installments of $267,000 through December 31, 2004 plus interest accrued at 5% (interest imputed at 8.5%)	800,000	800,000

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001	2000

Other notes and capital leases payable in monthly installments of approximately $150,000, maturing through January 1, 2006, with interest ranging from 5.9% to 11.75%, collateralized by various equipment of subsidiaries of the Company	2,364,608	3,629,021

Total notes payable and capital leases	57,419,985	66,149,207
Less current portion	(51,778,636)	(11,535,698)

Long-term portion	$5,641,349	$54,613,509

      On June 30, 2000 the Company terminated its previously existing line of credit and entered into a new three-year Senior Credit Facility with three banks. The Senior Credit Facility provides for a $30,000,000 term loan and a $15,000,000 revolving credit line. During 2000, the Senior Credit Facility allowed the Company to select from two interest rate options, one based on a spread over the prime rate and the other based on a spread over the Eurodollar deposit rate. The spread above each interest rate option was determined by the Company’s ratio of consolidated debt to EBITDA. Effective with the second amendment to the Senior Credit Facility dated March 12, 2001 the interest rate on all borrowings under the Senior Credit Facility was the prime rate plus 350 basis points. The revolving credit line has an unused commitment fee of 50 basis points. The weighted average interest rate on the Senior Credit Facility was approximately 9.1% and 11.2% during 2001 and 2000 respectively.

      In terminating the previously existing line of credit, the Company incurred an extraordinary loss in the second quarter of 2000 for prepayment penalties and the write off of deferred loan costs amounting to $1,027,785, net of taxes. At December 31, 2001 the Company had outstanding borrowings under the Senior Credit Facility of $37,400,000, plus an additional $2,495,000 of deferred interest, fees and penalties.

      The Senior Credit Facility requires the maintenance of defined levels of net worth, various financial performance ratios and restrictions on capital expenditures, dividend payments, acquisitions and additional indebtedness.

      At September 30, 2000 the Company was not in compliance with certain covenant requirements of the Senior Credit Facility for which the Company received waivers and amendments dated November 13, 2000. In addition to an interest rate increase of 200 basis points and amendment fees of $428,125, the terms of the amendments required the Company to raise a minimum of $2 million in equity prior to November 30, 2000, an additional $2 million prior to December 26, 2000, and an additional $500,000 prior to January 31, 2001. The amended terms also put further limits on the Company’s capital expenditures, and gave the senior lenders the option to permanently reduce their commitment on the revolving credit line when payments were made on that portion of the Senior Credit Facility by the amount paid.

      At December 31, 2000, the Company was not in compliance with certain financial covenant requirements of its amended Senior Credit Facility, for which the Company received a Waiver and Second Amendment dated March 12, 2001. In addition to amendment fees of $106,250, the terms of the amendment required the Company to raise an aggregate of $6,500,000 of equity or equity equivalents prior to February 28, 2002. The Waiver and Second Amendment also put further limits on the Company’s capital expenditures, and contained a provision requiring the Senior Credit Facility be refinanced or paid in full by April of 2002.

      On July 13, 2001, the Company entered into a Waiver and Third Amendment to the Senior Credit Facility (“Waiver and Third Amendment”) with its senior lenders, the primary terms of which were as follows: (i) to extend the required due date to refinance the Senior Credit Facility until July 1, 2002, (ii) extend terms relative to the Company’s borrowing base as defined in the Amendment and (iii) provide for mandatory prepayment when certain outstanding claims of the Company are collected.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On September 28, 2001, the Company notified all of the banks which participate in its Senior Credit Facility that the Company would not make the $2.5 million term loan payment due September 30, 2001 without jeopardizing its business operations. In addition, the Company was not in compliance with some of the covenants under its Senior Credit Facility as of September 30, 2001. Substantially all of the assets of the Company have been pledged as collateral with respect to the Senior Credit Facility. Effective November 14, 2001, the Company entered into a forbearance agreement with the participating banks whereby the lenders under the Senior Credit Facility agreed to accept interest only payments from the Company and allowed it to defer the September 30, and December 31, 2001 principal payments until the earlier of February 28, 2002 or the sale of some of its assets. Pursuant to the terms of the forbearance agreement, the lenders also agreed not to take any action against the Company with respect to covenant violations as of September 30 and December 31, 2001. The forbearance agreement provided for a forbearance fee of $100,000 payable by the Company at the termination of the forbearance period. The forbearance period terminated on February 28, 2002. As of February 28, 2002 the Company did not make the required principal payments under the forbearance agreement that were originally due September 30, and December 31, 2001 in the amount of $2.5 million each. The Company also did not make the required interest payments due January 31, and February 28, 2002. In addition, on March 11, 2002 the Company informed the lenders under the Senior Credit Facility that it would not make the $2.5 million principal payment due March 31, 2002. The Company also has an additional $2.5 million principal payment due June 30, 2002 and the outstanding balance of the Senior Credit Facility is due in its entirety on July 1, 2002.

      The Company is negotiating with the senior lenders under the Senior Credit Facility for an extension of the forbearance period in connection with its failure to make its September 30 and December 31, 2001 principal payments on February 28, 2002 and its interest payments due January 31, 2002 and February 28, 2002. Although the failure to make these principal and interest payments constitute events of default under the Senior Credit Facility and the forbearance agreement, none of the lenders that are party to the Senior Credit Facility have taken action against the Company. The Company believes that an extension of the forbearance period may provide it with sufficient time to close the Clean Earth sale transaction or find an alternative means to refinance the Senior Credit Facility. In the event that the necessary waiver and forbearance are not obtained or future principal and interest payments cannot be made, the lenders under the Senior Credit Facility can demand immediate repayment from the Company of the outstanding balance on the Senior Credit Facility.

      During 2000, the Company obtained $14,600,000 in new equipment financing through a Master Credit Facility with GE Capital in order to finance the expansion of its plastic lumber manufacturing facilities. The Master Credit Facility is secured by certain equipment and contains a minimum tangible net worth covenant. At December 31, 2000 the Company was not in compliance with the minimum tangible net worth covenant. On March 30, 2001, the Company entered into amendments on the Master Credit Facility with GE Capital to waive the tangible net worth covenant for the fourth quarter 2000 and amended the covenant for each quarter of 2001. The Company was required to accelerate a portion of the principal payments on the Master Credit Facility and was required to refinance or repay a portion of the outstanding balance on the Master Credit Facility upon the refinancing or repayment of the Senior Credit Facility.

      On January 3, 2002, the Company notified all of the participants in its Master Credit Facility with GE Capital Corporation that it would not be making any further principal payments until at least April of 2002. In addition, the Company did not make the term payment of $1.7 million due January 2, 2002 and, as of September 30, and December 31, 2001, was not in compliance with the tangible net worth covenant under the Master Credit Facility. On February 28, 2002 the Company, GE Capital Corp. and the other participants in the Master Credit Facility agreed to and signed a Forbearance and Modification Agreement which restructures the Master Credit Facility by allowing the Company to defer principal payments until April 1, 2002 while continuing to make interest payments and providing a waiver of the September 30, and

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, covenant violations. In accordance with this agreement, the Company will be required to make a $500,000 principal payment upon the proposed sale of Clean Earth, Inc., if it takes place. In addition, the Company will be required to make a $2 million prepayment on the Master Credit Facility upon the earlier of (i) an increase in availability on a new revolving credit facility to at least $10 million; (ii) the Company’s exercising the purchase option on, and subsequently obtaining a mortgage against, its Chicago property; or (iii) September 30, 2002. The Forbearance and Modification Agreement also re-sets the minimum tangible net worth covenant for March 31, 2002 and adds new covenants for minimum levels of EBITDA commencing March 31, 2002 if the proposed sale of Clean Earth does not take place, or on June 30, 2002 if the proposed sale does take place. It also requires the Company, under certain circumstances, to grant additional security interest to GE Capital Corp. and to the other participants in the Master Credit Facility for some of the Company’s property, plant and equipment that these lenders currently have no security interest in.

      Pursuant to this agreement, commencing on September 1, 2002, the Master Credit Facility will be restructured to a 48-month term. The Company will be required to pay a forbearance fee in connection with the Forbearance and Modification Agreement in an amount equal to 1% of our obligations under the Master Credit Facility outstanding as of the date of the proposed sale of Clean Earth. This forbearance fee will be immediately due and payable if the closing of the proposed sale of Clean Earth does not occur by June 1, 2002.

      The Master Credit Facility also contains a provision whereby an event which would accelerate payment terms of the Company’s Senior Credit Facility would also accelerate the payment terms of the Master Credit Facility to the same due date as the Senior Credit Facility. The Senior Credit Facility has a similar provision with respect to the Master Credit Facility. In addition, defaults under these lending agreements cause defaults, pursuant to cross default provisions, of the Company’s other agreements, including, but not limited to, other lending agreements, debenture agreements, lease agreements and others.

      At December 31, 2000, the Company had interest rate swap agreements outstanding with a notional amount of $20,000,000 under which the Company paid a fiscal rate of interest and received a floating rate of interest over the term of the interest rate swap agreement without the exchange of the underlying notional amounts. The interest rate swap agreements converted a portion of the Senior Credit Facility from a floating rate to a fixed rate obligation. The fair value of the interest rate swap agreements outstanding at December 31, 2000 was $453,615. On January 1, 2001, in accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative-effect loss of $453,615 in accumulated other comprehensive income to recognize at fair value the interest-rate swap derivatives that are designated as a cash-flow hedging instruments. See note 17 for further discussion of these cash-flow hedging instruments.

      The Company did not make the payments of $266,667 that were due on December 31, 2001 and December 31, 2000 in connection with the $800,000 note assumed in the Brass acquisition. On February 4, 2002 the Company reached an agreement with the holder of the note, Waste Management Inc., to amend the terms of the note whereby it would be due in three equal annual installments beginning December 31, 2002. The agreement also waives the failure to make the aforementioned principal and interest payments that had been due on December 31, 2001 and 2000.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Notes payable and capital leases mature as follows:

Year Ending	Amounts

2002	$51,778,636
2003	503,888
2004	1,202,132
2005	153,655
2006	165,000
2007 and later	3,616,674

$57,419,985

9.	Convertible Subordinated Debentures

      On February 2, 2000 the Company issued a 5% $7,500,000 convertible subordinated debenture (the “Fiscal 2000 Debenture”), which is convertible into shares of the Company’s common stock. The original conversion price of the Fiscal 2000 Debenture was the lower of $9.65 or the lowest trading price of the Company’s common stock during the four trading days prior to the conversion date, but not less than $8.25 (the “minimum floating conversion price”). The convertible debenture includes a provision that, in the event that the market price of the common stock of the Company is less than $8.25 for ten consecutive trading days after the first anniversary of the issuance of the debenture, the holder of the debenture may give notice to the Company which would require the Company to, at the Company’s option, (a) repurchase the debenture for a cash price equal to 110% of the outstanding principal amount of the debenture plus accrued interest, or (b) reset the minimum floating conversion price to zero (which changes the conversion price to the market price upon conversion, not to exceed $9.6525). The right of the debenture holder to convert the debenture to common stock is limited in that the holder may not convert the debenture if upon such conversion the holder will become a beneficial owner of more than 9.9% of the total issued and outstanding shares of the Company’s common stock. If the holder elects to convert and the entire debenture cannot be converted due to this limitation, the Company must settle in cash that portion of the debenture which cannot be converted to stock when the debenture matures in February of 2005, at 110% of the sum of the outstanding balance of the debenture that is in excess of the limitation and accrued but unpaid interest and default payments.

      In conjunction with the issuance of the debentures, the Company issued 200,000 warrants to purchase Common stock at $10.09 per share. The Company expensed a beneficial conversion feature of $270,946 in the first quarter of 2000. The $575,703 value assigned to the warrants and the $750,000 discount attributed to the 10% contingent premium discussed in option (a) in the above paragraph are reflected as discounts from the face value of the Fiscal 2000 Debenture and are being accreted into interest expense over the term of the debenture.

      On February 20, 2001 the holder of the Fiscal 2000 Debenture exercised its option to have the Company repurchase the debenture for cash at 110% of the outstanding principal balance plus accrued interest or reset the minimum floating conversion price to zero. The Company elected not to repurchase the debenture and the minimum floating conversion price was effectively reset to zero. During 2001 the holder of the Fiscal 2000 Debenture converted $2,191,494 of the debenture and $23,801 of unpaid interest into 2,134,742 shares of common stock at prices ranging from $1.00 to $1.05 per share. Unamortized debenture issuance costs and debt discounts of $12,475 and $120,558 respectively were charged to additional paid-in capital. As a result of these conversions, the Company recorded an additional beneficial conversion feature benefit granted to the holder of approximately $280,000, which was charged to interest expense during 2001. Also during 2001, the balance of the Fiscal 2000 Debenture increased by $201,764

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

resulting from interest that was paid in kind. As of December 31, 2001 the outstanding balance on the Fiscal 2000 Debenture was $5,583,579, net of unamortized discounts.

      During the first quarter of 2002 the holder of the Fiscal 2000 Debenture converted an additional $697,000 of principal and $5,105 of unpaid interest into 1,903,031 shares of common stock. The Company will record an additional beneficial conversion feature benefit in connection with these conversions in the first quarter of 2002 of approximately $323,000.

      On June 15, 2001, the Company issued a convertible subordinated debenture due May 31, 2002 in the principal amount of $4.0 million (the “Fiscal 2001 Debenture”) and a warrant to purchase 250,000 shares of its common stock, at an initial purchase price of $2.00 per share, (the “Warrant”) to Halifax Fund, LP (“Halifax”). Halifax paid the Company $4.0 million for these securities. The $195,120 value assigned to these warrants was recorded as a discount to the face value of the debenture, and is being accreted as interest expense through June 30, 2002. The principal amount of the Fiscal 2001 Debenture bears interest at a rate of 18% per year through August 14, 2001. On August 9, 2001, the Company and Halifax amended the Fiscal 2001 Debenture agreement to change the due date from May 31, 2002 to July 1, 2002.

      The Company has the option at any time and, upon five business day’s notice, to repurchase all or any part of the Fiscal 2001 Debenture. At August 15, 2001, the Company did not repurchase the Fiscal 2001 Debenture, nor did it consummate a sale/ leaseback of some of its assets under the terms described in the Fiscal 2001 Debenture Purchase Agreement. As a result, Halifax may convert the principal amount plus accrued interest and any default payments on the Fiscal 2001 Debenture into shares of the Company’s common stock. The conversion price of the common stock under the Fiscal 2001 Debenture is a price per share equal to the average of the lowest trading prices of the common stock on the principal trading market for the common stock during any three trading days during the twenty-two trading days immediately prior to the conversion date. Because the Fiscal 2001 Debenture was not repurchased by August 15, 2001 and the sale/ leaseback was not completed, in accordance with the terms of the Fiscal 2001 Debenture the Company: (i) issued to Halifax for no consideration another Warrant to purchase 250,000 shares of its common stock at a purchase price per share equal to 120% of the closing market price of such stock on August 15, 2001, which was $0.90 per share and, (ii) increased the interest rate from 18% to 25%. On August 15, 2001, the Company recognized a beneficial conversion feature in the amount of $534,000 which was recorded as a discount to the debenture. The $170,000 value assigned to the warrants issued on August 15, 2001 was recorded as an additional discount to the face value of the debenture. These discounts are being accreted as interest expense through June 30, 2002. As of December 31, 2001 the outstanding balance on the Fiscal 2001 convertible debenture is $3,579,144, net of unamortized discounts.

      As part of the financing, the Company also granted a subordinate lien on all its assets to Halifax through a Security Agreement. The lien not only secures the Company’s obligations under the Fiscal 2001 Debenture, but it also secures the Company’s obligations under the Fiscal 2000 Debenture due February 5, 2005 and the $1.0 million stated value of the Company’s Series D Convertible Preferred Stock previously sold to Halifax. In addition, the Fiscal 2001 Debenture Purchase Agreement with Halifax required that the shares and associated warrants underlying the Fiscal 2001 Debenture be registered within 90 days of the June 15, 2001 closing date of the agreement. The Fiscal 2001 Debenture Purchase Agreement provides that the Company pay in cash a default payment of 2.5% of the sum of the outstanding principal amount of the Fiscal 2001 Debenture plus the accrued interest for each thirty day period that the shares are not registered. As of December 31, 2001 the Company had not filed a registration statement to register these shares and the Company has accrued $350,000 in penalties due Halifax as a result of the Company’s failure to register these shares.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Capital Stock

Series D Convertible Preferred Stock

      In September of 2000 the Company issued 1,187,285 shares of its Series D Preferred Stock and received net proceeds of $4.1 million. The Series D Preferred Stock pays a quarterly cash dividend at an annual rate of 15%, with the initial dividend payable on March 31, 2001. Each share of Series D Preferred Stock is convertible into one share of the Company’s common stock at the option of the holder any time after March 31, 2001, subject to certain rights of the Company. The Company at its sole option can redeem the Series D Preferred Stock at 115% of the initial purchase price in cash prior to March 31, 2001. In addition, if the common stock of the Company is trading at an average closing price of $3.50 per share or higher for 20 consecutive trading days at any time prior to March 1, 2002 the Company has the right to require conversion of the Series D Preferred Stock into common stock. Otherwise, the Series D Preferred Stock automatically converts into common stock on March 1, 2002. The beneficial conversion feature in the amount of $1,080,563 was accreted and recorded as preferred stock dividend from the date the Series D Preferred Stock was issued until the earliest possible conversion date.

      The Company did not pay any of the required cash dividends on the Series D Preferred Stock due to a deterioration in the Company’s financial condition. Dividends in arrears on the Series D Preferred Stock amounted to $808,631 at December 31, 2001 and $911,466 at February 28, 2002. On February 28, 2002 the Company issued a promissory note to each holder of Series D Preferred Stock for the corresponding amount of unpaid dividends owed to each holder. The notes pay quarterly interest at 5% per annum and are due April 1, 2004. On March 1, 2002 all 1,187,285 shares of outstanding Series D Preferred Stock was converted into an equal number of shares of common stock.

Series E Convertible Preferred Stock

      In November of 2000, the Company issued 1,142,857 shares of its Series E Preferred Stock to the Stout Partnership, the Company’s largest shareholder, and received net proceeds of $2 million. The Series E Preferred Stock pays a monthly cash dividend at an annual rate of 10%, with the initial dividend payable on January 15, 2001. Each share of Series E Preferred Stock is convertible into one share of the Company’s common stock at the option of the holder any time after December 31, 2001, subject to certain rights of the Company. The Company can at its sole option redeem the Series E Preferred Stock at 110% of the initial purchase price in cash prior to December 31, 2001. In addition, if the common stock of the Company is trading at an average closing price of $1.75 per share or higher for 20 consecutive trading days at any time prior to March 1, 2002 the Company has the right to require conversion of the Series E Preferred Stock into common stock. Otherwise, the Series E Preferred Stock automatically converts into common stock on March 1, 2002.

      During February and March 2001, the Company issued an additional 571,428 of Series E Preferred stock to the Stout Partnership and received net proceeds of approximately $1 million. On March 4, 2002 the Company’s Board of Directors extended the automatic conversion date of the Series E Preferred Stock to March 31, 2002.

Fusion Capital Fund II

      On December 7, 2000, the Company entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase up to $6.0 million of the Company’s common stock subject to increase, at the Company’s discretion, by an additional $6.0 million of common stock. The $6.0 million of common stock purchasable under the first tranche of the common stock purchase agreement is to be purchased over a twelve-month period, subject to a 6-month extension or earlier termination at our discretion. The selling price of the shares will be equal to the lesser of

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1) $15.00 or (2) a price based upon the future market price of the common stock without any fixed discount to the market price. Pursuant to the terms of the Agreement with Fusion, the Company may not sell shares to Fusion until such time as the Securities and Exchange Commission declares a registration statement effective which registers for resale the shares Fusion Capital has agreed to purchase. Because the Company did not file a registration statement with the Securities and Exchange Commission prior to October 31, 2001, Fusion Capital has the right to terminate this agreement. The Company currently has no intention of utilizing this agreement.

      On March 2, 2001 under the terms of the common stock purchase agreement, Fusion Capital Fund II, LLC was issued 200,000 shares of the Company’s common stock as a commitment fee. The market value of these shares was approximately $287,000 at the time of issuance. Unless an event of default occurs, these shares must be held by Fusion Capital until the common stock purchase agreement has been terminated. On August 31, 2001 the common stock purchase agreement was amended whereby the Company granted Fusion Capital warrants to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.00 per share in exchange for Fusion Capital’s agreement to revise the terms under which Fusion Capital could terminate the agreement. These warrants were valued at approximately $65,000. During 2001 the Company recorded expenses of approximately $555,000 in connection with the Fusion Capital Agreement, including the value of these shares and warrants issued during 2001.

     Common Stock Private Placements

      On July 3, 2001, the Company issued 476,191 shares of common stock to ZLP Master Fund, LTD. and 476,190 shares of common stock to ZLP Master Technology Fund, LTD. at a purchase price of $1.05 per share. This private placement transaction was not registered under the Act in reliance upon the exemption from registration in Section 4(2) of the Act, as a transaction not involving any public offering. Net proceeds after issuance costs of approximately $983,000 were used for general corporate purposes. Because the Company did not, within 60 days of July 3, 2001, file a registration statement with the SEC to register the resale of these shares as required under the stock purchase agreement, the Company is required to pay a cash penalty fee to the purchasers of these shares at a rate equal to 1.5% of the outstanding amount purchased for each 30-day period that a registration statement is not filed. As of December 31, 2001 the Company had not filed a registration statement to register these shares for resale and $60,000 has been accrued in connection with this penalty fee. On November 1, 2001 the Company raised an additional $752,000, net of issuance costs, through the issuance of 1,334,000 shares of common stock. These private placement transactions were not registered under the Securities and Exchange Act of 1934 (the “Act”) in reliance upon the exemption from registration in Section 4(2) of the Act, as transactions not involving any public offering.

     Employee Stock Options

      The Company has granted stock options to key employees and directors. The option price at the date of grant is determined by the Board of Directors and is generally tied to the market price of the Company’s freely trading shares. The term for exercising the stock options is generally ten years. Stock options granted by the Company generally vest ratably over a period of three years. Employee stock option activity in 2001, 2000 and 1999 is as follows:

	Weighted Average	Number of Options
	Exercise Price	Outstanding

Outstanding at December 31, 1998	$3.46	1,671,000
Granted	6.93	3,040,250
Exercised	2.94	(343,332)
Canceled	5.04	(465,500)

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Weighted Average	Number of Options
	Exercise Price	Outstanding

Outstanding at December 31, 1999	$6.01	3,902,418
Granted	4.41	572,667
Exercised	3.75	(85,335)
Canceled	7.98	(803,000)

Outstanding at December 31, 2000	$5.37	3,586,750
Granted	2.16	482,250
Exercised	—	—
Canceled	5.33	(310,000)

Outstanding at December 31, 2001	$4.96	3,759,000

      The weighted average remaining contractual life of all outstanding employee stock options is 7.0 years at December 31, 2001. Additional information regarding options outstanding at December 31, 2001, 2000 and 1999 follows:

	Range Of		Outstanding		Exercisable
	Exercise Prices
				Weighted Average		Weighted Average
	Low	High	Number	Exercise Price	Number	Exercise Price

1999:
	$2.25	$6.00	2,406,918	$4.45	1,182,875	$3.71
	7.22	12.50	1,495,500	8.53	284,166	8.27

	$2.25	$12.50	3,902,418	$6.01	1,467,041	$4.59

2000:
	$1.25	$6.25	2,634,250	$4.34	1,706,128	$4.23
	6.25	12.50	952,500	8.22	396,673	8.02

	$1.25	$12.50	3,586,750	$5.37	2,102,801	$4.95

2001:
	$0.50	$6.25	2,899,000	$4.03	2,096,383	$4.27
	6.25	12.50	860,000	8.11	615,003	8.01

	$0.50	$12.50	3,759,000	$4.96	2,711,386	$5.12

      The following table summarizes the pro forma consolidated results of operations of the Company as though the fair value based accounting method in SFAS 123 had been used in accounting for employee stock options for the years ended December 31, 2001, 2000 and 1999.

	2001	2000	1999

As reported results of operations:
Net (loss) earnings	$(48,162,935)	$(12,475,131)	$3,148,816
Net (loss) earnings attributable to common stockholders	$(49,539,867)	$(13,294,890)	$2,832,034
Basic (loss) earnings per share	$(1.34)	$(.39)	$.10
Diluted (loss) earnings per share	$(1.34)	$(.39)	$.09

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001	2000	1999

Pro forma results of operations:
Net (loss) earnings	$(49,433,991)	$(14,199,284)	$1,086,001
Net (loss) earnings attributable to common stockholders	$(50,810,923)	$(15,019,040)	$769,219
Basic (loss) earnings per share	$(1.37)	$(.44)	$.03
Diluted (loss) earnings per share	$(1.37)	$(.44)	$.03

      For purposes of the above disclosure, the determination of the fair value of stock options granted in 2001, 2000 and 1999 was based on the following: (i) a risk free interest rate of 5%, 7% and 7% respectively; (ii) expected option lives of four years, four years and four years respectively; (iii) expected volatility in the market price of the Company’s common stock of 100%, 100% and 75% respectively; and (iv) expected dividends on the underlying common stock of 0%, 2.5% and 2.5% respectively.

      The weighted average fair value of options granted to employees were $0.93, $2.96 and $4.60 per share for the years ended December 31, 2001, 2000 and 1999 respectively.

     Non-Employee Stock Options

      Magellan Finance Corporation (“Magellan”), a stockholder, was originally granted options to purchase up to 353,684 shares of the Company’s common stock at $1.77 per share. Magellan exercised 117,895 of the options in 1997 and another 117,895 options in September 1998. The remaining 117,894 options were exercised on June 30, 1999.

      The Stout Partnership was granted 320,000 options at $2.25 per share in January 1998 in exchange for enabling the Company to obtain a line of credit by providing guarantees (see note 14). Stout Partnership exercised 250,000 shares in September 1999. The remaining 70,000 options expired during 2001.

      Nonemployee stock option activity in 2001, 2000 and 1999 is summarized as follows:

	Weighted Average	Number of Options
	Exercise Price	Outstanding

Outstanding at December 31, 1998.	$2.37	520,395
Granted	7.38	25,000
Exercised	2.32	(427,895)
Canceled	—	—

Outstanding at December 31, 1999.	$3.38	117,500
Granted	3.79	102,500
Exercised	5.00	(10,000)
Canceled	—	—

Outstanding at December 31, 2000.	$3.50	210,000
Granted	0.53	41,200
Exercised	0.38	(21,200)
Canceled	2.25	(70,000)

Outstanding at December 31, 2001.	$3.70	160,000

Stock options exercisable at December 31, 2001	$3.70	160,000

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Stock Warrants

      Warrants to purchase 62,500 common shares at $7.22 per share were issued to the purchasers of $2,500,000 of convertible subordinated debentures in January 1999. Another 85,000 and 42,500 warrants to purchase common stock at $5.00 and $7.50, respectively, were also issued in conjunction with the sale of the $2,500,000 convertible subordinated debentures in 1999. The Company issued 500,000 warrants to purchase the Company’s common stock at $6.00 per share to the shareholders of Brass Investment Company as part of the acquisition consideration. The company issued warrants to purchase 200,000 common shares at $10.09 in conjunction with the issuance of $7,500,000 of convertible subordinated debentures in February 2000 (see note 9). In December 2000, the company granted 250,000 warrants to the Stout Partnership at an exercise price of $1.50 per share. The warrants were granted in consideration of the Stout Partnership for exchanging the unsecured loan to a convertible subordinated debenture and providing the additional funding of Series E.

      Preferred Stock (see note 14). August C. Schultes, III and Gary J. Ziegler are individual partners in Stout Partnership and also serve as directors to the Company. Mark S. Alsentzer is Chairman and Chief Executive Officer of the Company as well as an individual partner in Stout Partnership. At December 31, 2000 a total of 1,260,000 warrants were outstanding.

      On June 1, 2001, the Company granted 250,000 warrants to purchase the Company’s common stock to the Stout Partnership at an exercise price of $1.50 per share. The warrants were granted in consideration of the Stout Partnership extending the maturity date of its $5,000,000 convertible debenture to July 1, 2002 and because some of the assets of the Company were not disposed of as of June 1, 2001 (see note 14).

      On June 15, 2001 the Company granted 250,000 warrants to Halifax Fund L.P. at an exercise price of $2.00 per share in connection with their purchase of a $4,000,000 convertible debenture purchased from the Company on that date (see note 9). In addition, because the Company failed to retire the debenture prior to August 15, 2001, and a sale/ leaseback of some of the Company’s assets was not consummated in accordance with the terms of the debenture, the Company issued to Halifax an additional 250,000 warrants at an exercise price of $0.90 per share on August 15, 2001.

      On July 3, 2001 the Company granted Zimmer Lucas Partners LLC 238,095 warrants in connection with their purchase of 952,381 shares of the Company’s common stock in a private placement transaction.

      In August of 2001 the Company granted a total of 175,000 warrants in exchange for investment banking and financial consulting services to be incurred over a prospective one-year period. The exercise price of the warrants range from $1.07 to $1.40. These warrants were valued at approximately $75,000, and are being amortized over the related period of services.

      On August 31, 2001 the Company amended the Common Stock Purchase Agreement entered into with Fusion Capital Fund II, LLC on December 7, 2000 and granted Fusion 100,000 warrants at an exercise price of $1.00 per share in connection with the amendment.

      On October 23, 2001 the Company issued 375,200 warrants, at an exercise price of $0.60 per share, to the participants in the November 1, 2001 common stock private placement.

      As of December 31, 2001 warrants to purchase 2,828,295 shares of common stock were outstanding.

     Earnout Agreement with “Historical Shareholders”

      The Company had previously reserved 4,609,386 shares for issuance pursuant to earnout provisions in the Agreement and Plan of Reorganization entered into by the Company on December 15, 1995 and subsequently in an Earn Out Rights Agreement dated October, 1997. The parties to the agreement

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

specified that the shares would be paid to certain shareholders (Historical Shareholders), who held the common stock as of the date of the Agreement and Plan of Reorganization, when net sales or production of Earth Care Global Holdings, on a consolidated basis, meet or exceed 2.0 million pounds of plastic lumber per month for three consecutive months, subject to certain limitations contained in the Agreement.

      In 1999 the Company determined that it was unlikely to meet the performance goals set out in the Earnout Rights Agreement and approached all of the Historical Shareholders and requested that they sign a Settlement Agreement. Under the terms of the Settlement Agreement, the historical shareholders individually waived any future rights to Earnout Shares in exchange for a reduced payment in the form of Company shares upon signing the agreement. Approximately 99% of the Historical Shareholders (representing 4,553,606 shares of the total 4,609,386 earn out shares) agreed to accept 15% of the original earnout shares. The remaining 1% of the Historical Shareholders could not be located by the Company, and there are no pending proceedings with these remaining shareholders.

      On January 17, 2000, the Company issued 632,833 shares to the Historical Shareholders who accepted the Settlement Agreement. The Company has included the $5,166,005 value of the shares issued in acquired intangibles and additional paid in capital on the balance sheet as of December 31, 1999.

      During 2001 the Company issued an additional 8,075 shares to a Historical Shareholder who had previously not received shares under the terms of the Settlement Agreement.

     Stock Reserved

      At December 31, 2001, common stock was reserved for the following:

Shares contingently issuable to USPL and CEI shareholders	55,845
Non employee stock options	160,000
Employee stock options	3,759,000
Warrants	2,828,295
Convertible debentures	46,807,323
Preferred Stock	2,901,570

56,512,033

11.     Restructuring and Asset Impairment Charges

     2001 Restructuring and Asset Impairment Charge

      In September of 2001 the Company announced the closing of three of its manufacturing facilities and the leasing of two of its resin processing plants to third parties in an effort to reduce fixed costs, improve customer service and narrow management’s focus to a smaller number of manufacturing facilities, without reducing total manufacturing capacity. With the exception of activities associated with exiting the facilities, the Fontana, California, Denton, Maryland, and Trenton, Tennessee plants were closed on September 28, 2001 and the equipment and manufacturing processes at these plants were transferred to the Chicago, Illinois and Ocala, Florida manufacturing locations. The Company is currently attempting to obtain a buyout or sublease of the closed facilities. In addition, the Company has discontinued raw material processing at its Auburn, Massachusetts and Chino, California resin plants and has agreed to lease these operations to other raw material processors. The Company will continue raw material processing for its own use at the Chicago and Ocala plants. Approximately 140 full time manufacturing and administrative positions were eliminated in connection with the reduction in facilities. The plan of restructure was adopted by management and the board of directors and communicated to employees in late September of 2001. During the fourth quarter of 2001, the Company recorded an acquired intangibles impairment charge

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related to the environmental division of $13.5 million as a result of the proposed sale of CEI (see note 3) and the requirement to reduce to fair value the carrying value of CEI’s long-lived assets. The following is a summary of the restructuring and asset impairment charges recorded during the third and fourth quarter of 2001. As a result of this restructuring, the

Company recorded the following charges:
Write-down for equipment impairment	$8,694,000
Write-down for acquired intangibles impairment	14,616,000
Lease termination, severance and other exit costs	1,656,000

Total restructuring and asset impairment charges	$24,966,000

      During 2001 the Company paid approximately $761,000 in employee termination, lease termination and other exit costs in connection with the restructuring and approximately $895,000 remains in the accrual as of December 31, 2001, primarily for lease termination expenses.

     2000 Restructuring and Asset Impairment Charge

      In the fourth quarter of 2000, the Company committed to a plan of restructure with respect to some of the smaller plants in its plastic lumber division. In connection with the plan of restructure, the Reidsville, North Carolina plant was closed in October of 2000, the Green Bay, Wisconsin and Vernon, California plants were closed in January 2001 and the Sweetser, Indiana facility was closed during the third quarter of 2001. As a result, the Company recorded the following charges in the fourth quarter of 2000:

Write-down for equipment impairment	$2,319,000
Lease termination and other exit costs in connection with the restructuring	1,098,000

Total restructuring and asset impairment charges in 2000.	$3,417,000

      The Company anticipates lease termination costs will be paid throughout 2001 and 2002, as the Company completes its restructuring plan. As of December 31, 2000, the Company had accrued $1,098,000 in connection with lease termination costs. During 2001 the Company paid approximately $564,000 in lease termination payments and charged this amount against the accrual. Also during 2000, the Company reversed $154,000 of the accrual for other exit costs due to a change in estimate. As of December 31, 2001, the Company has approximately $380,000 remaining in its 2000 restructuring accrual for lease termination payments. During 2000 and early 2001, the Company eliminated approximately 300 employees as part of the 2000 restructuring plan. The severance component of the restructuring plan was communicated to the employees in early January 2001. As a result, the Company recorded a charge of $182,000 in the first quarter of 2001 in connection with severance. The entire $182,000 cost of these severance benefits was paid in 2001 and no balance remains in this accrual.

     1999 Restructuring and Asset Impairment Charge

      During the first quarter of 1999, the Company committed to a plan to restructure and consolidated its two operating divisions and facilities. As part of this plan, the plastic lumber division discontinued the labor intensive flow mold process and converted entirely to the more efficient continuous extrusion method of manufacturing plastic lumber. As a result, the Company closed its facility in Mulliken, Michigan and

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

one of its facilities in Trenton, Tennessee and recorded the following charges during the first quarter of 1999:

Write-down of flow mold inventory to its raw material value	$2,025,000
Write-down of flow mold equipment to its salvage value	1,315,000
Severance costs in connection with the restructuring	1,075,000
Exit costs in connection with the restructuring	1,330,000

$5,745,000

      Of the total charges recorded, $4,365,000 was recorded by the plastic lumber division and $1,380,000 was recorded by the environmental division, which includes the closing of the environmental division’s Norristown, Pennsylvania facility. The write-down of flow mold inventory was recorded as a component of gross profit within the accompanying consolidated statement of operations. Severance costs relates to the 61 employees from plants that were planned to be closed during the year. Exit costs consist primarily of lease termination and idle plant costs during the changeover.

      During 1999, the Company terminated 53 employees and paid $697,000 in severance costs. In addition, the company charged $973,000 to the exit cost accrual primarily for lease termination and idle plant costs. As of December 31, 1999, the Company has approximately $378,000 remaining in severance reserves and approximately $ 357,000 remaining in exit cost reserves, which are primarily for lease termination costs.

      During 2000, the Company determined it had approximately $232,000 of excess accrual from the restructuring charges recorded during the first quarter of 1999. The residual excess reserve was reversed in 2000. As of December 31, 2001, no amount remains in exit cost accruals pertaining to the 1999 restructuring.

12.     Employee Benefit Plans

      The Company has defined contribution 401(k) and profit sharing plans that cover substantially all employees who have met the eligibility requirements. Employees may contribute up to the maximum allowable under current regulations to the 401(k). There are no employee contributions to the profit sharing plan. The Company’s contribution to each plan is at the discretion of the Company. The Company contributed $182,547, $127,374 and $132,493 in 2001, 2000 and 1999, respectively.

13.     Income Taxes

      The provision (benefit) for income taxes includes federal and state taxes currently payable and those deferred because of temporary differences between the financial statement and tax basis of assets and liabilities. The components of the provision for income taxes (benefit) included in the consolidated statements of operations is as follows:

	2001	2000	1999

Current:
Federal	$—	$509,108	$178,647
State	40,073	(290,728)	404,204
	40,073	218,380	582,851

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001	2000	1999

Deferred:
Federal	2,837,276	(778,147)	1,225,417
State	(2,164,991)	(628,308)	(77,268)
	672,285	(1,406,455)	1,148,149
Total continuing operations	712,358	(1,188,075)	1,731,000
Extraordinary item	—	(655,729)	—
Total provision (benefit) for income taxes	$712,358	$(1,843,804)	$1,731,000

      The total provision for income taxes (benefit) differed from the amount obtained by applying the federal statutory income tax rate to pre-tax accounting earnings (loss), before extraordinary item, as follows:

	2001	2000	1999

Tax at statutory rate of 34%	$(16,133,196)	$(4,296,043)	$1,659,136
State taxes, net of Federal benefit	(2,164,991)	(803,245)	198,518
Nondeductible goodwill amortization	4,751,761	207,597	656,910
Increases (decreases) in valuation reserves	14,484,527	4,268,771	(435,500)
Earnings of Pooled Sub S corporations	—	—	(223,412)
Other	(225,743)	(565,155)	(124,652)

Income tax provision (benefit)	$712,358	$(1,188,075)	$1,731,000

      Temporary differences between financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant deferred tax assets and liabilities as of December 31, 2001, 2000 and 1999 are as follows:

	2001	2000	1999

Deferred tax assets:
Goodwill	$2,691,766	$2,703,389	$2,994,000
Merger reserves and accrued expenses	3,068,051	2,542,012	1,176,000
Allowance for doubtful accounts	2,223,416	998,192	383,000
Original issue discount on debentures	288,800	288,800	289,000
Net operating loss	15,477,519	5,606,598	1,134,000
Inventory overhead	327,586	324,699	252,000
Other	225,964	218,277	74,000

Total deferred tax assets	24,303,102	12,681,967	6,302,000
Less valuation allowance	(18,753,298)	(4,268,771)	—

Net deferred tax asset	5,549,804	8,413,196	6,302,000

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001	2000	1999

Deferred tax liabilities:
Property and equipment basis difference	4,900,515	7,473,353	6,585,000
Goodwill on asset purchases	571,757	241,099	250,000
Long term contracts	—	—	226,000
Other	77,532	26,459	178,000

Total deferred tax liabilities	5,549,804	7,740,911	7,239,000

Deferred tax asset (liabilities), net	$0	$672,285	$(937,000)

      A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company determines a valuation allowance based on its analysis of amounts available in the statutory carryback period, consideration of future deductible amounts, and assessment of future profitability. As a result of the substantial operating losses incurred during 2000 and 2001, the Company established valuation allowances for the entire net deferred tax asset as of December 31, 2001. The net change in the valuation allowance was an increase of $14,484,527 and $4,268,771 for the years ended December 31, 2001 and 2000 respectively. In 1999 the Company used approximately $8,200,000 of Federal net operating loss carryforwards to reduce taxes that would otherwise be payable. For financial reporting purposes a valuation allowance of $2,824,000 had been established to offset the net deferred tax assets related to these carryforwards at December 31, 1998. With the realization of the tax benefit of these loss carryforwards in 1999, the valuation allowance was no longer needed and $2,388,500 of the reduction in the valuation allowance was recorded as a reduction of acquired intangible assets in 1999. The remaining $435,500 decrease in the valuation allowance was recorded as a reduction of income tax expense in 1999.

      The Company also realized $1,084,796 of tax benefits related to the exercise of non-qualified stock options in 1999. There was no exercise of non-qualified stock options in 2001 and 2000. The $1,084,796 of tax benefits and $1,439,966 net proceeds on the exercise of stock options was recorded as additional paid in capital in 1999.

      The Company had net operating loss carryforwards of approximately $38,700,000 as of December 31, 2001 which begin to expire in 2010. A portion of these losses is subject to limitations regarding the offset of the Company’s future taxable income. The Company does not expect any recent changes in the tax code to have a material effect upon the Company’s statement of operations or financial condition.

14. Related Party Transactions

      In 1999 and 1998, the Company borrowed up to $2,400,000 under a $2,500,000 line of credit agreement from a company controlled by a member of the Board of Directors and his family. The line of credit bears interest at prime plus 1% and expires on June 30, 2001. At December 31, 1999 $1,500,000 was outstanding under the line. No balance was outstanding at December 31, 1998. The Company paid $109,933 and $171,849 in interest on this line in 1999 and 1998, respectively. During 2000 the line of credit was paid-off and terminated in conjunction with the entering into the Senior Credit Facility on June 30, 2000 (see note 8).

      On February 2, 1999 the Stout Partnership made a $5,000,000 unsecured loan to the Company bearing interest at 10%, with an original maturity date of June 30, 2001. The proceeds were used in the purchase of Eaglebrook (see note 4). The Stout Partnership borrowed the $5,000,000 from PNC Bank and the individual partners have personally guaranteed the loan. The Company paid $529,055 and $321,644 in interest on this loan in 2000 and 1999 respectively.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On December 1, 2000 the Stout Partnership exchanged the $5,000,000 unsecured loan into a subordinated convertible debenture of an equal dollar amount which currently matures on July 1, 2002, with interest payable monthly in arrears at 11.5% per annum. The Company paid $573,204 of interest on this loan in 2001. The debenture is convertible into common stock at the lower of $2.00 per share or the lowest closing price of the Company’s common stock during the four trading days prior to but not including the conversion date. The debenture is convertible at any time, in whole or part, at the option of the holder. In consideration of the Stout Partnership exchanging its unsecured loan for a subordinated convertible debenture and providing funding through Series E Preferred Stock, the Company granted 250,000 warrants at the exercise price of $1.50 per share. The $264,374 value assigned to the warrants was reflected as a discount from the face value of the debentures and was accreted over the original term of the debenture. In consideration for extending the maturity date of the debenture from December 1, 2001 to July 1, 2002, and because some of the assets of the Company were not disposed of as of June 1, 2001, on June 1, 2001 the Company granted an additional 250,000 warrants to purchase the Company’s common stock to the Stout Partnership at an exercise price of $1.50 per share. In addition, during 2000 and 2001 Stout Partnership provided the Company with additional funding of $3,000,000 through the Series E Preferred stock private placement (see note 10).

      On March 1, 2002 all of the Company’s outstanding Series D Preferred Stock was automatically converted into an equal amount of the Company’s common stock in accordance with the Series D Certificate of Designation. The dividends in arrears pertaining to the Series D Preferred Stock was converted into a note payable to each holder of the Series D Preferred Stock in pro rata amounts based on the amount of shares held by each party (see note 10). In connection with this conversion, A.C. Schultes, Inc., a corporation controlled by August C. Schultes, III, a director of the Company, received a note payable in the amount of $110,864. Also in connection with the conversion, a note payable in the amount of $32,979 was issued to Consultants and Planners, Inc. Gary Ziegler, a director of the Company, is affiliated with Consultants and Planners, Inc.

      On March 4, 2002 the Company’s Board of Directors extended the automatic conversion date of the Series E Preferred Stock to March 31, 2002. All of the Series E Preferred Stock is held by the Stout Partnership.

      In December 2001, BET received notice regarding its award of a contract with the City of New York to perform environmental services at the Brooklyn Landfill on Pennsylvania Avenue in the Borough of Brooklyn (the “Brooklyn Contract”), subject to the satisfaction of certain conditions. These conditions included the issuance of a performance bond on behalf of BET in the amount of $57.5 million at the time of the execution of the Brooklyn Contract. Due to the deterioration in the Company’s financial condition during the past year, the insurance company underwriting the performance bond requested a $4.0 million letter of credit and personal guarantors with liquid net worth of approximately $15.0 million in order to issue the performance bond. Neither BET nor the Company was able to deliver the required letter of credit or to obtain any third parties interested in providing collateral and/or guarantees on the Company’s behalf. In order to permit BET to obtain the Brooklyn Contract and to avoid the termination of negotiations related to the Clean Earth, Inc. sale transaction (see note 3), Mark S. Alsentzer, the Company’s director, Chairman, and Chief Executive Officer, and Mr. Schultes established a group of personal indemnitors, including family members and affiliates of the two directors as well as third parties, who were willing to provide the letter of credit and guarantee for the issuance of the performance bond in exchange for a fee of $862,500. In the event that the Company is successful in completing the proposed transaction to sell Clean Earth, Inc. the purchaser will pay a portion of this fee.

      The Company has a professional services contract with Rosetto & Associates LLC, a private law firm, that performs legal work for the company as well as unrelated third parties. Mr. Rosetto, Executive Vice President, General Counsel and Secretary for the Company, is the sole principal of Rosetto & Associates.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Rosetto & Associates billed the Company $523,305, $465,145 and $355,377 for legal services for the years ended December 31, 2001, 2000 and 1999 respectively, which includes payments to outside attorneys and consultants for the benefit of the Company. The Company billed $160,800, $160,800 and $206,514 to Rosetto & Associates for use of office space, office equipment and other shared services during the years ended December 31, 2001, 2000 and 1999 respectively.

      Strategic Alliance Group, LLC, which provides redevelopment services for landfills and other industrial properties, may consider engaging the services of the Company in connection with its operations, including, but not limited to, retaining Clean Earth as a subcontractor in connection with a landfill contract between Strategic Alliance Group, LLP and the City of Linden, New Jersey. Some of the Company’s officers and employees, including Mark S. Alsentzer and Bruce Rosetto, own a minority interest in Strategic Alliance Group, LLC.

      In June 1999 the Company entered into an agreement to charter air services from a company owned by a former director. During 2000 and 2001, the Company did not utilize any services under this agreement and the charter service was discontinued. The Company leases approximately 3,240 square feet of office space for $62,000 per year from that same former director. The lease expires in October 2004.

15.     Commitment and Contingencies

     Operating Leases

      The Company leases office space, equipment, manufacturing facilities, and land under non-cancelable operating leases that expire at various dates through year 2028. Rent expense for all operating leases for the years ended December 31, 2001, 2000 and 1999 was approximately $5,077,000, $2,514,000 and $2,186,000 respectively.

      Future minimum payments are as follows for the year ending December 31:

2002	$5,006,000
2003	3,962,000
2004	2,413,000
2005	1,038,000
2006	1,114,000
Thereafter	5,580,000

Total	$19,113,000

      The Company leases approximately 7.5 acres of land at its Delaware soil recycling facility at a rental of $1.00 per ton of soil received with a minimum rental of $50,000 per year. Rent expense under this lease was $245,000, $213,000 and $190,000 in 2001, 2000 and 1999, respectively. The lease was renewed for five years in 1998 and contains two five-year renewal options. The lessor has the right and option at the time of renewal to require the Company to purchase the property at a purchase price of $100,000 per acre subject to annual escalation based on the Consumer Price Index from inception of the lease. The Company currently leases approximately 5 acres of land under the New Jersey soil recycling facility. The lease term is 30 years with two renewal options.

      The Company leases premises in Jersey City, New Jersey as an off-loading, processing and transfer facility for dredged materials. The lease expires in 2009, and terms of the lease include a component for minimum basic rent, and a component to compensate the lessor for its costs incurred in improving the property in 1999 and 2000. Such improvements included rail sidings, grading, paving and reconstruction of the pier and bulkhead on which a portion of the leased premises is located. The minimum rental payments include $305,000 per year through 2008 in connection with these property improvements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Employment Agreements

      At December 31, 2001, the Company had employment agreements with certain officers and key employees. Salaries and benefits expense recorded under these agreements totaled approximately $4,028,000, $3,234,000 and $2,544,000 during the years ended December 31, 2001, 2000 and 1999, respectively. Future minimum payments under these employment agreements are as follows:

Year Ending December 31,	Amount

2002	$2,538,000
2003	259,000
2004 and thereafter	—

$2,797,000

     Legal Proceedings

      In April 2001, the Company was served with an arbitration demand from Southern Wood Services seeking an award of $3,328,000 due to the Company’s failure to abide by the terms of a contract relative to the purchase of wood flour. On September 7, 2001, the arbitrators issued an award for damages in favor of Southern Wood Services in the amount of $1,759,822, inclusive of arbitration costs and expenses.

      The Company promptly appealed the award, however on February 28, 2002 the results of a hearing in the Superior Court of DeKalb County, Georgia, in a civil action, affirmed the arbitration ruling in favor of Southern Wood Services. The court upheld the $1,759,822 award for damages, and also ordered the Company to pay administrative fees, arbitrators’ compensation and interest on the aggregate at 12% retroactive to September 7, 2001. As a result, the Company accrued $1,844,299 at December 31, 2001 in connection with this ruling. While the Company will continue to appeal this decision, the Company cannot avoid the judgment without posting a financial security bond. The Company is unable to post a financial security bond at this time, and has commenced negotiations to reach a settlement and payment plan with Southern Wood Services. No assurances can be given that the Company will be able to amicably resolve or reach a settlement and payment plan with Southern Wood Services.

      In December 1998, we purchased CENJ (then known as S&W Waste, Inc.) in a stock purchase transaction. Pursuant to such purchase, we could be responsible for liabilities resulting from matters wherein CENJ has been named as a potentially responsible party (“PRP”) in matters involving the possible disposal of hazardous waste at specific disposal sites. CENJ is currently named as a PRP in the following matters: Bayonne Barrel & Drum Site, Spectron, Inc. and Four County Landfill-Operable Unit #2. At December 31, 2001 the Company currently has accrued approximately $324,000 for estimated liabilities related to these matters. The Company believes the accrual is sufficient to cover the aggregate liability that may be incurred in these matters; however, there can be no assurances that the accrual will be sufficient.

      The Company is subject to claims and legal actions that arise in the ordinary course of its business. The Company believes that the ultimate liability, if any, with respect to these claims and legal actions, will not have a material effect on the financial position or results of operations of the Company.

Licensing Agreements

      During February of 1997, the Company entered into a licensing agreement with Rutgers University for the rights to commercially develop, manufacture and sell a composite building material from recycled waste. In exchange for $10,000 in cash and 187,500 shares of the Company’s common stock, the Company received an exclusive license to use this material for certain applications, including railroad ties, marine

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

pilings and building materials. The total consideration was valued at $103,750 and has been recorded as a component of other assets in the consolidated balance sheet. This agreement is in effect for at least ten years from the date of the initial product sales. The license agreement was subsequently modified in September of 2001. It requires the Company to pay an annual maintenance fee of $10,000 and a 2.5% royalty fee. The company had no sales of these products in 1999 and 2000 and had minimal sales in 2001.

      CEC has a license and operating agreement with SD&G Aggregates, Inc. (“SD&G”) to conduct remediation of contaminated soils. The Company pays SD&G a royalty of 2% of CBC’s sales. CBC commenced operations in July 1998 and recorded royalty expense of $85,000, $73,288 and $77,790 in 2001, 2000 and 1999, respectively.

      The Company also has a license agreement with Paul T. Adam for the manufacture and commercial sale of contaminated or impacted dredge material from a wide variety of industrial waste streams that the Company uses in its environmental division. The license requires that the Company pay a royalty fee equal to 10% of net sales or 25% of net income, but in no event less than $0.20 per ton. No royalty fee was paid in 2001. Minimum annual royalties of $25,000 have been paid through 2003, and the license does not expire until December 5, 2011. During 2001 no dredge material was processed using the technology specified in this license agreement, thus no additional royalty expense was incurred.

      The Company also has a non-exclusive license with the Strandex Corporation to manufacture a composite railing product and deck plank, although the Company no longer uses the Strandex technology to manufacture composite planks. The license expires on April 22, 2011. The license requires a royalty fee equal to $.032 per pound of product manufactured. The Company did not manufacture any of this product in 2001.

Loss Contingencies

      Loss contingencies are recorded and recognized by accruing a charge to income if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

16.     Segment Reporting

      The Company’s sales generating operations are conducted through its plastic lumber and environmental recycling divisions. Separate consolidated financial statements are prepared for each division. There are no intersegment or foreign revenues. The corporate administrative expenses consist of the executive officers of the Company and include the legal, accounting and enterprise wide cash management functions and public company expenses. Substantially all of the debt and related interest expense is also retained at corporate. The corporate administrative and interest expenses are not allocated to the two Divisions for management reports. The operating income of each of the Divisions is the principal measurement tool used to manage the two segments. Information on the operating results of each segment for each of the years ended December 31, 2001, 2000 and 1999 follows (in thousands):

	2001	2000	1999

Revenues:
Environmental recycling	$116,220	$100,530	$85,499
Plastic lumber	57,830	73,214	53,046
	$174,050	$173,744	$138,545

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001	2000	1999

Operating (loss) income:
Environmental recycling	$(9,141)	$8,846	$9,702
Plastic lumber	(19,906)	(11,547)	2,474
Corporate	(5,563)	(3,166)	(1,938)
	$(34,610)	$(5,867)	$10,238
Depreciation and amortization:
Environmental recycling	$4,080	$3,586	$3,765
Plastic lumber	4,450	3,171	2,551
Corporate	96	107	57
	$8,626	$6,864	$6,373

      Information with respect to assets of the segments and reconciliation to the financial statements is set forth below (in thousands):

	2001	2000

Segment assets at December 31:
Environmental recycling	$71,945	$93,215
Plastic lumber	84,858	103,222
Corporate	4,866	3,974

	$161,669	$200,411

      Expenditures for long-lived assets for the segments is set forth below (in thousands):

	2001	2000	1999

Segment assets at December 31:
Environmental recycling	$1,786	$8,278	$26,494
Plastic lumber	1,599	19,354	33,344
Corporate	3	186	381

	$3,388	$27,818	$60,219

17.     Derivatives

      As part of its overall interest rate risk management activities, the Company utilized interest rate related derivatives during 2001 to manage its exposure to various types of interest rate risks. The Company does not speculate using derivative instruments. The Company’s risk management policies emphasize the management of interest rate risk within acceptable guidelines. The Company’s objective in maintaining these policies is to limit volatility arising from changes in interest rates. Risks to be managed are primarily cash flow risks.

      Utilization of derivative financial instruments provides a valuable tool to assist in the management of these risks.

      The Company is exposed to interest rate cash flow risk due to loans under its Senior Credit Facility whose interest payments are based on floating rate indices. The Company continually monitors changes in these exposures and their impact on its risk management activities. The Company had entered into interest rate swap agreements under which the Company paid a fixed rate of interest and received a floating rate of interest over the term of the interest rate swap agreement without the exchange of the underlying notional

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amounts. The financial institutions that were party to these interest rate swap agreements were two of the banks which provide loans under the Company’s Senior Credit Facility. These agreements allowed the Company to offset the variability of floating rate loan interest with the variable interest payments due on the interest rate swaps. The Company assessed the effectiveness of these hedges by comparing the timing, frequency, and magnitude of changes in its interest rate to that of the interest rate referenced in the swap agreements, and no portion of the hedging instruments’ gain or loss was excluded from the assessment of hedge effectiveness. During 2001 no gain or loss was recognized as a result of any ineffectiveness of the cash flow hedging instruments.

      The Company adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative-effect loss of $453,615 in accumulated other comprehensive income to recognize at fair value two interest-rate swap derivatives that are designated as a cash-flow hedging instruments. As of September 30, 2001, the net-of-tax fair value of these derivatives carried as a component of other comprehensive loss was $1,123,891. In December of 2001 the Company received notice from the banks that they were exercising their rights to terminate the interest rate swap agreements due to the Company’s failure to comply with the terms of the Senior Credit Facility (see note 8). In accordance with the termination notice, the banks demanded compensation for their costs of liquidating their corresponding derivative obligations in the amount of $1,080,249. The Company accrued this amount as interest expense in 2001 and reversed the amounts included in other comprehensive loss in connection with the fair value of the interest rate swap derivatives. As a result of the termination of the interest swap agreements in 2001, comprehensive income for the twelve months ended December 31, 2001 was equal to the net income/ loss amounts presented in the Company’s statements of operations.

18.     Changes in Valuation Accounts

	Balance At	Charges To	Charged		Balance At
	Beginning	Costs And	To Other		End Of
Description	Of Period	Expenses	Accounts	Deductions	Period

AT DECEMBER 31, 2001:
Allowance for Doubtful Accounts Receivable	$2,375,479	$4,240,155	—	$1,444,911	$5,170,723
Deferred Tax Asset Valuation Allowance	4,268,771	14,484,527	—	—	18,753,298
AT DECEMBER 31, 2000:
Allowance for Doubtful Accounts Receivable	$1,139,870	$1,766,109	—	$530,500	$2,375,479
Deferred Tax Asset Valuation Allowance	—	4,268,771	—	—	4,268,771
AT DECEMBER 31, 1999:
Allowance for Doubtful Accounts Receivable	$460,907	$621,755	57,208	—	$1,139,870
Deferred Tax Asset Valuation Allowance	2,824,000	(435,500)	(2,388,500)	—	—

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.     Quarterly Financial Data (Unaudited)

      Following is a summary of the quarterly results of operations for the years ended December 31, 2001 and 2000:

	Fiscal Quarter

	First	Second	Third	Fourth	Total

	($ In Thousands, Except Per Share Amounts)
2001
Sales, net	$38,636	$50,750	$46,823	$37,841	$174,050
Gross profit	2,782	8,796	6,610	4,517	22,705
(Loss) earnings before extraordinary item	(4,972)	71	(16,428)	(26,834)	(48,163)
Net (loss) earnings	(4,972)	71	(16,428)	(26,834)	(48,163)
Net (loss) earnings attributable to Common shareholders	(5,652)	(160)	(16,661)	(27,067)	(49,540)
Net (loss) earnings per common share — Basic:
(Loss) earnings before extraordinary item	(.16)	(.00)	(.44)	(.69)	(1.34)
Net (loss) earnings per common share	(.16)	(.00)	(.44)	(.69)	(1.34)

Net (loss) earnings per common share — Diluted:
(Loss) earnings before extraordinary item	(.16)	(.00)	(.44)	(.69)	(1.34)
Net (loss) earnings per common share	(.16)	(.00)	(.44)	(.69)	(1.34)

2000
Sales, net	$30,404	$44,260	$50,088	$48,992	$173,744
Gross profit	5,517	9,630	6,115	3,566	24,828
(Loss) earnings before extraordinary item	(670)	1,735	(2,450)	(10,062)	(11,447)
Net (loss) earnings	(670)	796	(2,450)	(10,151)	(12,475)
Net (loss) earnings attributable to common shareholders	(670)	796	(2,633)	(10,788)	(13,295)
Net (loss) earnings per common share — Basic:
(Loss) earnings before extraordinary item	(.02)	.05	(.08)	(.31)	(.36)
Net (loss) earnings per common share	(.02)	.02	(.08)	(.31)	(.39)

Net (loss) earnings per common share — Diluted:
(Loss) earnings before extraordinary item	(.02)	.05	(.08)	(.31)	(.36)
Net (loss) earnings per common share	(.02)	.02	(.08)	(.31)	(.39)

20.     Adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”

      On January 1, 2002 the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” At December 31, 2001, the Company had approximately $13.0 million of unamortized goodwill, an unamortized permit in the amount of approximately $8.1 million, which was acquired in a purchase business combination by the Company’s environmental recycling division in 1999, and unamortized patents of approximately $600,000 which are subject to the transition provisions of SFAS No. 141 and 142. The Company has determined that the permit has a useful life of 18 years as of January 1, 2002 and adjusted its amortization from 25 years effective with that date. The Company is currently evaluating the

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$13.0 million of goodwill and expects to record any transition adjustment for this goodwill no later than June 30, 2002.

      Had SFAS No. 142 been in effect for the twelve months ended December 31, 2001, 2000 and 1999, net (loss) income before extraordinary item, net (loss) income and (loss) earnings per share would have been as follows (in thousands except earnings per share amounts):

	2001	2000	1999

Net (loss) income before extraordinary item as reported	(48,163)	(11,447)	3,149
Add back: Goodwill amortization	899	1,284	1,051
Less: Permit amortization adjustment	(102)	(102)	(102)

Net (loss) income before extraordinary item adjusted	(47,366)	(10,265)	4,098
Basic (loss) earnings per common share before extraordinary item as reported	(1.34)	(0.36)	0.10
Add back: Goodwill amortization	0.02	0.04	0.04
Less: Permit amortization adjustment	(0.00)	(0.00)	(0.00)

Basic (loss) earnings per common share before extraordinary item adjusted	(1.32)	(0.32)	0.14
Diluted (loss) earnings per common share before extraordinary item as reported	(1.34)	(0.36)	0.09
Add back: Goodwill amortization	0.02	0.04	0.04
Less: Permit amortization adjustment	(0.00)	(0.00)	(0.00)

Diluted (loss) earnings per common share before extraordinary item adjusted	(1.32)	(0.32)	0.13
Net (loss) income as reported	(48,163)	(12,475)	3,149
Add back: Goodwill amortization	899	1,284	1,051
Less: Permit amortization adjustment	(102)	(102)	(102)

Net (loss) income adjusted	(47,366)	(11,293)	4,098
Basic (loss) earnings per common share as reported	(1.34)	(0.39)	0.10
Add back: Goodwill amortization	0.02	0.04	0.04
Less: Permit amortization adjustment	(0.00)	(0.00)	(0.00)

Basic (loss) earnings per common share adjusted	(1.32)	(0.35)	0.14
Diluted (loss) earnings per common share as reported	(1.34)	(0.39)	0.09
Add back: Goodwill amortization	0.02	0.04	0.04
Less: Permit amortization adjustment	(0.00)	(0.00)	(0.00)

Diluted (loss) earnings per common share adjusted	(1.32)	(0.35)	0.13

Item 7.	Financial Statements and Exhibits

      (a) Financial statements of businesses acquired.

      Not applicable.

      (b) Pro forma financial information.

      Not applicable.

      (c) Exhibits.

      The following exhibits are filed herewith:

S-K Item
Number	Description

10.1	Second Amendment to Forbearance and Modification Agreement by and among U.S. Plastic Lumber Corp., U.S. Plastic Lumber Ltd., The Eaglebrook Group, Inc., General Electric Capital Corporation, The CIT Group/Equipment Financing, Inc., HSBC Business Credit (USA), Inc., People’s Capital and Leasing Corp., Safeco Credit Company, Inc., and Siemens Financial Services, Inc. dated as of June 14, 2002.
23.1	Consent of Independent Accountants.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PLASTIC LUMBER CORP. (Registrant)

Date: July 23, 2002	By: /s/ BRUCE C. ROSETTO Bruce C. Rosetto, Executive Vice President and General Counsel/Secretary

EXHIBIT INDEX

S-K Item
Number	Description

10.1	Second Amendment to Forbearance and Modification Agreement by and among U.S. Plastic Lumber Corp., U.S. Plastic Lumber Ltd., The Eaglebrook Group, Inc., General Electric Capital Corporation, The CIT Group/Equipment Financing, Inc., HSBC Business Credit (USA), Inc., People’s Capital and Leasing Corp., Safeco Credit Company, Inc., and Siemens Financial Services, Inc. dated as of June 14, 2002.
23.1	Consent of Independent Accountants.